Exhibit 2.1
CONFIDENTIAL
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
SCM MICROSYSTEMS, INC.,
DEER ACQUISITION, INC.,
HART ACQUISITION LLC
and
HIRSCH ELECTRONICS CORPORATION
Dated as of December 10, 2008

i

(Continued)

(Continued)

(Continued)
Index of Exhibits and Annexes

Annex A	Parties to Stockholder Agreement

Annex B	Parties to New Employment Agreements

Annex C	Parties to Non-Competition Agreements

Annex D	Directors and Officers of Interim Surviving Corporation and Final Surviving Entity

Annex E	Illustrative Calculation of Conversion Ratio

Exhibit A	Form of Company Voting Agreement

Exhibit B	Form of Stockholder Agreement

Exhibit C	Form of New Employment Agreement

Exhibit D	Form of Non-Competition Agreement

Exhibit E	First-Step Certificate of Merger

Exhibit F	Second-Step Certificate of Merger

Exhibit G	Form of Warrant Agreement

Exhibit H	EMEA Purchase Agreement

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 10, 2008 (this “Agreement”), is between SCM Microsystems, Inc., a Delaware corporation (the “Acquiror”), Deer Acquisition, Inc., a California corporation and a wholly owned subsidiary of the Acquiror (“First-Step Merger Sub”), Hart Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Acquiror (“Second-Step Merger Sub”) and Hirsch Electronics Corporation, a California corporation (the “Company”).
RECITALS
     WHEREAS, the Acquiror, First-Step Merger Sub and the Company intend to effect a merger of First-Step Merger Sub with and into the Company (the “First-Step Merger”) in accordance with this Agreement and the Cal Code (as defined below), with the Company to be the surviving corporation of the First-Step Merger as a wholly owned subsidiary of the Acquiror (the Company, as the surviving corporation after the First-Step Merger, the “Interim Surviving Corporation”);
     WHEREAS, it is intended that, as soon as practicable following the First-Step Merger, the Interim Surviving Corporation shall be merged with and into Second-Step Merger Sub (the “Second-Step Merger” and, together with the First-Step Merger, the “Merger”) in accordance with this Agreement and the Cal Code (as defined below), and the DGCL (as defined below), with Second-Step Merger Sub to be the surviving entity of the Second-Step Merger as a wholly owned subsidiary of the Acquiror (but treated as a disregarded entity for tax purposes) (the surviving entity after the Second-Step Merger, the “Final Surviving Entity”);
     WHEREAS, the respective boards of directors of Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company have deemed this Agreement and the transactions contemplated hereby, including the Merger, to be fair to and in the best interests of their respective shareholders, and approved and declared advisable the Merger upon the terms and subject to he conditions of this Agreement;
     WHEREAS, the respective boards of directors of Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company have approved and adopted this Agreement;
     WHEREAS, Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
     WHEREAS, concurrently with the execution of this Agreement, the Acquiror Board has amended the Preferred Stock Rights Agreement to prevent the Merger and the other transactions contemplated hereby from triggering the rights thereunder;
     WHEREAS, as an inducement for the Acquiror, First-Step Merger Sub and Second-Step Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, holders of approximately 22% (as of the date hereof) of the outstanding shares of common stock, no par value, of the Company (the “Company Common Stock”), have concurrently with the execution of this Agreement entered into (or with respect to shares beneficially owned by one of the directors that are held in record name by CEDE & Co., will enter into within 30 days) agreements substantially in the form of Exhibit A attached hereto (the “Company Voting Agreements”) with Acquiror and the Company pursuant to which, among other things, such shareholders have irrevocably agreed to vote or cause to be voted, and granted to designees of Acquiror a proxy to vote, all shares of Company Common Stock currently beneficially owned by them, and all shares of Company Common Stock that may in the future become beneficially owned by them, in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements;
     WHEREAS, as an inducement for the Acquiror First-Step Merger Sub and Second-Step Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution of this Agreement, the individuals set forth on Annex A attached hereto have entered into a stockholders’ agreement substantially in the form of Exhibit B attached hereto (the “Stockholder Agreement”);
     WHEREAS, as an inducement for the Acquiror, First-Step Merger Sub and Second-Step Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution of this Agreement, the employees of the Company set forth on Annex B hereto have entered into employment agreements substantially in the form of Exhibit C attached hereto (the “New Employment Agreements”), and the individual set forth on Annex C attached hereto have entered into non-competition agreements substantially in the form of Exhibit D attached hereto (the “Non-Competition Agreements”); and
     WHEREAS, the Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company intend for federal income tax purposes that the First-Step Merger and the Second-Step Merger (collectively, the “Reorganization”), qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), within the manner described in Revenue Ruling 2001-46, and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Tax Code.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. For purposes of this Agreement:
          “Acquiror Board” shall mean the Board of Directors of the Acquiror.

          “Acquiror Common Stock” means the common stock, par value $0.001 per share, of Acquiror.
          “Acquiror Material Adverse Effect” means any event, change, occurrence or effect that (a) would have a material adverse effect on the business, operation, assets, liabilities, condition (financial or otherwise) or results of operations or prospects of the Acquiror and its Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Acquiror of its obligations under this Agreement or the consummation by the Acquiror of the transactions contemplated hereby, other than any event, change, occurrence or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes in the trading volume or market price of the Acquiror Common Stock in and of itself, (iii) general changes or developments in any of the industries in which the Acquiror or its Subsidiaries operate, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (v) any outbreak or escalation of hostilities or war or any act of terrorism or (vi) the announcement or pendency of this Agreement and the transactions contemplated hereby.
          “Acquiror Material Contract” means any Contract that would be required to be filed by the Acquiror as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.
          “Acquiror Option Plans” means, collectively, the Acquiror 1997 Stock Plan, the Acquiror 1997 Employee Stock Purchase Plan, the Acquiror 1997 Director Option Plan, the Dazzle Multimedia, Inc. 1998 Stock Option Plan, the Acquiror 2000 Nonstatutory Stock Option Plan, the Dazzle Multimedia, Inc. 2000 Stock Option Plan, and the Acquiror 2007 Stock Option Plan.
          “Acquiror Shareholders” means holders of shares of Acquiror Common Stock.
          “Acquiror Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal made by a Person other than the Company or its Affiliates (a) for consideration and on terms which the Acquiror’s Board determines, in its good faith judgment after consultation with the Acquiror’s outside legal counsel and independent financial advisors, and taking into account all of the terms and conditions of such proposal, would, if consummated, require Acquiror to forego the Merger and the other transactions contemplated hereby and be more favorable to the Acquiror Shareholders than those provided hereunder (including any adjustment to the terms and conditions proposed by the Company in response to such proposal pursuant to Section 5.5(c)(ii) or otherwise, and including any break-up fees and expense reimbursement provisions), and (b) that the Acquiror’s Board determines in its good faith judgment is reasonably likely of being completed on the terms proposed on a timely basis, taking into account all material financial, regulatory, legal and other aspects of such proposal and the Person making such proposal; provided, that, for the purposes of this definition of “Acquiror Superior Proposal” references in the definition of “Acquisition Proposal” to 50% shall be changed to 80%.
          “Acquisition Proposal” means, (i) with respect to the Company, any inquiry, proposal or offer from any Person or group of Persons (other than an inquiry, proposal or offer from the other party hereto) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries, that generate 15% or more of the net revenues or net income or that represent 10% or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 10% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company, (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute 10% or more of the net revenues, net income or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement; or (ii) with respect to the Acquiror, any inquiry, proposal or offer from any Person or group of Persons (other than an inquiry, proposal or offer from the other party hereto) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Acquiror or its Subsidiaries, that generate 50% or more of the net revenues or net income or that represent 50% or more of the total assets (based on fair market value), of the Acquiror and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 50% or more of any class of capital stock, other equity security or voting power of the Acquiror or any resulting parent company of the Acquiror, (C) involving the Acquiror or any of its Subsidiaries, individually or taken together, whose businesses constitute 50% or more of the net revenues, net income or total assets (based on fair market value) of the Acquiror or its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.
          “Acquiror Proxy Statement” means any such proxy statement or any other soliciting material to be distributed to shareholders in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith, together with all amendments and supplements thereto, in each case in the form mailed or delivered to Acquiror Shareholders.
          “Action” means any claim, counterclaim, action, suit, dispute, inquiry, proceeding (administrative or otherwise), audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, including any Subsidiary of such Person.
          “Aggregate Value of the Merger Consideration Per Share” means the aggregate dollar value of the Merger Consideration Per Share, with the value of the Acquiror Common Stock to be calculated based on the 30-day volume weighted average price of Acquiror Common

Stock, as reported on Nasdaq during the 30 days preceding the day prior to the day of the Effective Time, and the value of the Acquiror Warrants determined using the Black-Scholes pricing model and such assumptions as Acquiror and the Company deem reasonable and appropriate.
          “Ancillary Agreements” means the Company Voting Agreement, the Stockholder Agreement, the New Employment Agreements, the Non-Competition Agreements, and the Warrant Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Effective Time in connection with this Agreement or the transactions contemplated hereby.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the states of Delaware, New York or California, or the country of Germany.
          “Company Board” means the Board of Directors of the Company.
          “Company Information Statement” means any such information statement or any other soliciting material to be distributed to shareholders in connection with the Merger, together with all amendments and supplements thereto, in each case in the form mailed or delivered to Company Shareholders.
          “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect that (a) would have a material adverse effect on the business, operation, assets, liabilities, condition (financial or otherwise) or results of operations or prospects of the Company and its Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated hereby, other than any event, change, occurrence or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (iii) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (iv) any outbreak or escalation of hostilities or war or any act of terrorism or (v) the announcement or pendency of this Agreement and the transactions contemplated hereby.
          “Company Option” means each outstanding option to purchase shares of Company Common Stock, whether granted under the Company Option Plans or otherwise.
          “Company Option Plans” means the Company Incentive Stock Option Plan, dated May 6, 1998, the Company Incentive Stock Option Plan, dated April 10, 1985 and any other option, equity or similar plan of the Company or any of its Subsidiaries.
          “Company Shareholders” means holders of shares of Company Common Stock.
          “Company Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal made by a Person other than the Acquiror, First-Step Merger Sub, Second-Step Merger Sub or their Affiliates (a) for consideration and on terms which the Company’s

Board determines, in its good faith judgment after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all of the terms and conditions of such proposal, would, if consummated, be more favorable to the Company Shareholders than those provided hereunder (including any adjustment to the terms and conditions proposed by the Acquiror in response to such proposal pursuant to Section 5.5(c)(i) or otherwise, and including any break-up fees and expense reimbursement provisions), and (b) that the Company’s Board determines in its good faith judgment is reasonably likely of being completed on the terms proposed on a timely basis, taking into account all material financial, regulatory, legal and other aspects of such proposal and the Person making such proposal; provided, that, for the purposes of this definition of “Company Superior Proposal” references in the definition of “Acquisition Proposal” to 10% or 15% shall be changed to 80%.
          “Company Transaction Expenses” means all fees and expenses payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, (i) any fees and expenses payable to any and all attorneys, accountants, financial advisors and other professionals, (ii) any change of control, severance of other similar payments and (iii) any bankers’, brokers’ or finders’ fees for persons not engaged by the Acquiror, First-Step Merger Sub or Second-Step Merger Sub; provided, however, that the fees and expenses of accountants relating to the audit of the Company and its Subsidiaries for the fiscal year ended November 30, 2008 shall not be deemed “Company Transaction Expenses” hereunder.
          “Company Warrants” means warrants outstanding to purchase shares of the Company Common Stock.
          “Consent” means any consent, approval, waiver, release, exemption, notice, authorization, qualification, registration, declaration, filing, Permit, order or similar item.
          “Contract” means any contract, agreement, arrangement, commitment, understanding or other obligation, whether written or oral, including without limitation, any note, bond, mortgage, indenture, lease, license, Permit, or franchise.
          “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
          “Conversion Ratio” means the quotient equal to (i) Aggregate Value of the Merger Consideration Per Share divided by (ii) the 30-day volume weighted average price of Acquiror’s Common Stock, as reported on Nasdaq during the 30 days preceding the day prior to the day of the Effective Time.
          “DGCL” means the Delaware General Corporation Law, including, without limitation, the Delaware Limited Liability Company Act.

          “EMEA” means Hirsch EMEA, Inc. (fka tSecu Inc), together with MCV Trading SRL, and each of its other Subsidiaries.
          “Employee” means, as to the Company, any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries and, as to the Acquiror, any current or former employee, consultant, independent contractor or director of the Acquiror or any of its Subsidiaries.
          “Employment Agreement” means each employment, severance, separation, settlement, relocation, repatriation, expatriation arrangement or other Contract (including, any offer letter or any agreement providing for acceleration of the vesting of Company Options or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries and any Employee.
          “Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
          “ERISA Affiliate” means, as to the Company, any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Tax Code.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “GAAP” means United States generally accepted accounting principles and practices, consistently applied, as in effect on the date hereof.
          “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory (including any stock exchange) or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
          “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.
          “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or Governmental Authority: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.
          “Joint Proxy Statement” means the Company Information Statement together with the Acquiror Proxy Statement, together with all amendments and supplements thereto.
          “knowledge,” with respect to a party, means the knowledge of any officer or director of such party and such knowledge as would be imputed to such persons upon due inquiry.
          “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
          “Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, or does in fact use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
          “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
          “Nasdaq” means the NASDAQ Global Market, any successor inter-dealer quotation system operated by The NASDAQ Stock Market, LLC or any successor thereto.
          “Maximum Number of Company Shares” means (A) 4,705,735 (assuming the purchase of EMEA is complete prior to the Effective Time) or, in the event the purchase of EMEA is not complete, 4,605,735, plus (B) the number of shares of Company Common Stock, if any, that are actually issued prior to the Effective Time as the result of the exercise prior to the Effective Time of any Company Option or Company Warrant that was outstanding on, and disclosed to Acquiror on or prior to, the date hereof and that was duly exercised in accordance with its respective terms and conditions without any amendment thereto, less (C) the number of Dissenting Shares, less (D) any shares of Company Common Stock described in Sections 2.8(a)(iii) or (v).
          “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
          “Permits” means all permits, licenses, franchises, approvals, certificates, Consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the applicable Person to own, lease and operate its properties and to carry on its business as currently conducted and proposed to be conducted.
          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “Preferred Stock Rights Agreement” means the preferred stock rights agreement, dated November 8, 2002, between Acquiror and American Stock Transfer and Trust Company.
          “Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, officer, general partner or managing member of such Affiliate; (ii) any Person who serves, or within the past five years has served, as a director, officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.
          “Representative” means, with respect to any Person, their respective officers, directors, principals, Employees, financial and legal advisors, counsel, auditors, agents, lenders, bankers and other representatives.
          “Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Settlement Agreement” means the settlement agreement between the Company, Secure Keyboards, Ltd. and Secure Networks, Ltd., dated November 14, 1994, as amended.
          “Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries. All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person. Notwithstanding anything to the contrary contained herein, EMEA and its subsidiaries shall each be deemed to be a Subsidiary of the Company for all purposes hereunder.
          “Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
     Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

2007 Financial Statements	3.6(a)
2008 Financial Statements	3.6(a)
2008 Subsidiary Financial Statements	3.6(a)
Acquiror	Preamble
Acquiror Board	1.1
Acquiror Board Recommendation	5.4(b)(ii)
Acquiror Common Stock	1.1
Acquiror Disclosure Schedules	Article IV
Acquiror Material Adverse Effect	1.1
Acquiror Material Contracts	1.1
Acquiror Option Plans	1.1
Acquiror Products	4.12(d)
Acquiror Proxy Statement	1.1
Acquiror Shareholder Approval	4.2(a)
Acquiror Shareholders	1.1
Acquiror Shareholders Meeting	5.5(b)(i)
Acquiror Superior Proposal	1.1
Acquiror Warrant	2.8(a)(i)(C)
Acquisition Proposal	1.1
Action	1.1
Affiliate	1.1
Aggregate Cash Merger Consideration	2.8(a)(ii)(A)
Aggregate Merger Consideration	2.8(a)(ii)
Aggregate Stock Merger Consideration	2.8(a)(ii)(B)
Aggregate Value of the Merger Consideration Per Share	1.1
Aggregate Warrant Merger Consideration	2.8(a)(ii)(C)
Agreement	Preamble
Ancillary Agreements	1.1
Board Recommendation Change	5.5(c)
Business Day	1.1
Cal Code	2.1
Cash Merger Consideration Per Share	2.8(a)(i)(A)
CERCLA	3.21(e)(iii)
Certificates	2.12(b)
Closing	2.3(a)
Closing Date	2.3(a)

Definition	Location
Common Stock Transaction	2.13(a)
Company	Preamble
Company Balance Sheet	3.6(c)
Company Board	1.1
Company Board Recommendation	5.5(a)(ii)
Company Common Stock	Recitals
Company Disclosure Schedules	Article III
Company Information Statement	1.1
Company Material Adverse Effect	1.1
Company Material Contracts	3.22(a)
Company Option Plans	1.1
Company Permitted Encumbrances	3.16(a)
Company Products	3.18(m)
Company Registered IP	3.18(e)
Company Shareholder Approval	3.2(a)
Company Shareholders	1.1
Company Shareholders Meeting	5.5(a)(i)
Company Shares	2.8(a)(i)
Company Software	3.18(j)
Company Superior Proposal	1.1
Company Transaction Expenses	1.1
Company Voting Agreements	Recitals
Confidentiality Agreement	5.11
Consent	1.1
Contract	1.1
Control	1.1
controlled by	1.1
Conversion Ratio	1.1
Copyrights	1.1
D&O Policy	5.14(b)
DGCL	1.1
Dissenting Shareholder	2.9(a)
Dissenting Shares	2.9(a)
Effective Time	2.3(b)
EMEA	1.1
Employee	1.1
Employee Invention Agreements	5.18
Employment Agreement	1.1
Encumbrance	1.1
Environmental Laws	3.21(e)(i)
Environmental Permits	3.21(e)(ii)
ERISA	3.14(a)(i)
ERISA Affiliate	1.1
Exchange Act	1.1
Export Approvals	3.11(a)

Definition	Location
FCPA	3.12
Final Surviving Entity	2.1, Recitals
Financial Statements	3.6(a)
FIRPTA Compliance Certificate	5.17
First-Step Merger	Recitals
First-Step Merger Certificate of Merger	2.3(b)
First-Step Merger Sub	Preamble
Form S-4	5.4(a)
GAAP	1.1
Governmental Authority	1.1
Hazardous Substances	3.21(e)(iii)
Immediate Family	1.1
Inbound License Agreements	3.18(h)
Indemnified Party	5.14(a)
Indemnifying Party	5.14(a)
Intellectual Property	1.1
Interim Financial Statements	3.6(a)
Interim Subsidiary Financial Statements	3.6(a)
Interim Surviving Corporation	2.1, Recitals
IRS	3.14(b)
Joint Proxy Statement	1.1
knowledge	1.1
Law	1.1
Lease Agreements	3.17(a)
Leased Real Property	1.1
Lien	1.1
Lock-Up Period	2.13(a)
Marks	1.1
Maximum Number of Company Shares	1.1
Merger	Recitals
Merger Consideration	2.8(a)(i)
Merger Consideration Per Share	2.8(a)(i)(C)
Multiemployer Plan	3.14(c)
Multiple Employer Plan	3.14(c)
Nasdaq	1.1
New Employment Agreements	Recitals
Non-Competition Agreements	Recitals
Open Source License	3.18(j)
Option	1.1
Outside Date	8.1(d)
Owned Real Property	1.1
Patents	1.1
Paying Agent	2.12(a)
PBGC	3.14(f)
Permits	1.1

Definition	Location
Person	1.1
Plans	3.14(a)(iv)
Preferred Stock Rights Agreement	1.1
Related Party	1.1
Release	3.21(e)(iv)
Reorganization	Recitals
Representative	1.1
Return	1.1
Sarbanes-Oxley Act	1.1
Schedule of Expenses	2.14
SEC Reports	4.6
Second-Step Merger	Recitals
Second-Step Merger Certificate of Merger	2.3(c)
Second-Step Merger Effective Time	2.3(c)
Second-Step Merger Sub	Preamble
Securities Act	1.1
Settlement Agreement	1.1
Software	3.18(j)
Spreadsheet	5.8
Standards Body	3.18(o)
Stock Merger Consideration Per Share	2.8(a)(i)(B)
Stockholder Agreement	Recitals
Subsidiary	1.1
Subsidiary Balance Sheet	3.6(c)
Tax Code	Recitals
Taxes	1.1
Trade Secrets	1.1
under common control with	1.1
Warrant Agreement	2.8(a)(i)(C)
Warrant Consideration Per Share	2.8(a)(i)(C)
Warrants	1.1
ARTICLE II
THE MERGER
     Section 2.1 The First-Step Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the California Corporations Code (the “Cal Code”), First-Step Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of First-Step Merger Sub shall cease, (b) the Company shall be the surviving corporation in the First-Step Merger (the “Interim Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of California as a wholly-owned Subsidiary of the Acquiror, and (c) in accordance with the Cal Code all of the properties, rights, privileges, powers and franchises of the Company and First-Step Merger Sub will vest in the Interim Surviving Corporation, and all of the debts, liabilities, obligations and duties of the

Company and First-Step Merger Sub will become the debts, liabilities, obligations and duties of the Interim Surviving Corporation.
     Section 2.2 The Second-Step Merger. Upon the terms and subject to the conditions of this Agreement, at the Second-Step Merger Effective Time and in accordance with the Cal Code and the DGCL, the Interim Surviving Corporation shall be merged with and into the Second-Step Merger Sub pursuant to which, (a) the separate corporate existence of the Interim Surviving Corporation shall cease, (b) the Second-Step Merger Sub shall be the surviving entity in the Second-Step Merger (the “Final Surviving Entity”) and shall continue its existence under the DGCL as a wholly owned subsidiary of the Acquiror, and (c) in accordance with the Cal Code and the DGCL all of the properties, rights, privileges, powers and franchises of the Interim Surviving Corporation and Second-Step Merger Sub will vest in the Final Surviving Entity, and all of the debts, liabilities, obligations and duties of the Interim Surviving Corporation and Second-Step Merger Sub will become the debts, liabilities, obligations and duties of the Final Surviving Entity.
     Section 2.3 Closing; Effective Time.
          (a) The closing of the First-Step Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 555 Mission Street, Suite 3000, San Francisco, California 94105, at 10:00 A.M., pacific time, on or before the fifth (5th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
          (b) As soon as reasonably practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit E to be executed and filed with the Secretary of State of the State of California (the “First-Step Merger Certificate of Merger”), executed in accordance with the relevant provisions of the Cal Code. The First-Step Merger shall become effective upon the filing of the First-Step Merger Certificate of Merger with the Secretary of State of the State of California or at such other time as the parties shall agree and as shall be specified in the First Step Certificate of Merger. The date and time when the First-Step Merger shall become effective is herein referred to as the “Effective Time.”
          (c) As soon as reasonably practicable after the Effective Time and in any event within sixty (60) days of the Effective Time, the Acquiror shall cause a certificate of merger substantially in the form attached hereto as Exhibit F to be executed and filed with the Secretary of State of the State of Delaware (together with any certificate of merger or agreement of merger required to be filed in the State of California in connection with the Second-Step Merger in accordance with the relevant provisions of the Cal Code, the “Second-Step Merger Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Second-Step Merger shall become effective upon the filing of the Second-Step Merger Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Second-Step Merger Certificate of Merger.

The date and time when the Second-Step Merger shall become effective is herein referred to as the “Second-Step Merger Effective Time.”
     Section 2.4 Effects of the Mergers.
          (a) At the Effective Time, the First-Step Merger shall have the effects provided for herein and in the applicable provisions of the Cal Code.
          (b) At the Second Step Effective Time, the Second Step Merger shall have the effects provided for herein and in the applicable provisions of the Cal Code and the DGCL.
     Section 2.5 Articles of Incorporation and Bylaws.
          (a) From and after the Effective Time, (a) the articles of incorporation of the First-Step Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Interim Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of the First-Step Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.
          (b) From and after the Second-Step Merger Effective Time, (a) the certificate of formation of the Second-Step Merger Sub, as in effect immediately prior to the Second-Step Merger Effective Time, shall be the certificate of formation of the Final Surviving Entity until amended in accordance with the provisions thereof and applicable Law and (b) the operating agreement of the Second-Step Merger Sub, as in effect immediately prior to the Second-Step Merger Effective Time, shall be the operating agreement of the Final Surviving Entity until amended in accordance with the provisions thereof and applicable Law.
     Section 2.6 Directors; Officers.
          (a) From and after the Effective Time, the individual set forth on Annex D shall be the director of the Interim Surviving Corporation until the earlier of his resignation or removal or until his respective successor is duly elected and qualified, as the case may be, and from and after the Second-Step Merger Effective Time, the Final Surviving Entity shall be managed by Acquiror, as its sole member.
          (b) From and after the Effective Time, the individuals set forth on Annex D as the “Officers of the Interim Surviving Entity” shall serve as the officers of the Interim Surviving Corporation in the capacities set forth opposite such individuals’ names until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and from and after the Second-Step Merger Effective Time, the individuals set forth on Annex D as the “Officers of the Final Surviving Entity” shall serve as the officers of the Final Surviving Entity in the capacities set forth opposite such individuals’ names until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.7 Subsequent Actions.

          (a) If, at any time after the Effective Time, the Interim Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Interim Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or First-Step Merger Sub acquired or to be acquired by the Interim Surviving Corporation as a result of or in connection with the First-Step Merger or otherwise to carry out this Agreement, the officers and directors of the Interim Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or First-Step Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Interim Surviving Corporation or otherwise to carry out this Agreement.
          (b) If, at any time after the Second-Step Merger Effective Time, the Final Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Final Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either the Company, First-Step Merger Sub, the Interim Surviving Corporation or the Second-Step Merger Sub acquired or to be acquired by the Final Surviving Entity as a result of or in connection with the Second-Step Merger or otherwise to carry out this Agreement, the officers and directors of the Final Surviving Entity shall be authorized to execute and deliver, in the name of and on behalf of either the Company, First-Step Merger Sub, the Interim Surviving Corporation or the Second-Step Merger Sub all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Final Surviving Entity or otherwise to carry out this Agreement.
     Section 2.8 Conversion of Stock.
          (a) At the Effective Time, by virtue of the First-Step Merger and without any further action on the part of the Acquiror, First-Step Merger Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of First-Step Merger Sub:
               (i) Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (which shall include any shares of Company Common Stock issued in connection with the exercise prior to the Effective Time of any Company Option or Company Warrant that was outstanding on, and disclosed to Acquiror on or prior to, the date hereof and that was duly exercised in accordance with its respective terms and conditions without any amendment thereto, but which shall exclude any shares of Company Common Stock described in Sections 2.8(a)(iii) and (v) and any Dissenting Shares) (the “Company Shares”) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist and, subject to Section 2.8(a)(ii) shall be converted into the right to receive, subject to the terms and conditions of this Agreement and adjusted for any stock split, stock dividend or other similar event by the Company, the following:

                    (A) an amount of cash equal to $3.00 without any interest thereon (the “Cash Merger Consideration Per Share”);
                    (B) two (2) shares of Acquiror Common Stock (the “Stock Merger Consideration Per Share”);
                    (C) a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price equal to $3.00 per share, exercisable for two years following the third anniversary of the Effective Time in accordance with a warrant agreement (“Warrant Agreement”) substantially in the form attached hereto as Exhibit G (each an “Acquiror Warrant” and, such Acquiror Warrants distributed as set forth in this Section 2.8(a)(i)(C), the “Warrant Consideration Per Share” and, together with the Cash Merger Consider Per Share and the Stock Merger Consideration Per Share, the “Merger Consideration Per Share”).
The aggregate consideration to be paid hereunder to the holders of the shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time is referred to herein as the “Merger Consideration.”
               (ii) Notwithstanding Section 2.8(a)(i), the maximum aggregate amount of Merger Consideration that the Acquiror is required to pay hereunder (excluding any amount (or value in the event that consideration other than cash is paid) that the Acquiror is required to pay with respect to any Dissenting Shares, the “Aggregate Merger Consideration”) with respect to each component of the Aggregate Merger Consideration, shall not exceed:
                    (A) (1) the Maximum Number of Company Shares, multiplied by (2) the Cash Merger Consideration Per Share (the “Aggregate Cash Merger Consideration”);
                    (B) (1) the Maximum Number of Company Shares, multiplied by (2) Stock Merger Consideration Per Share (the “Aggregate Stock Merger Consideration”); and
                    (C) (1) the Maximum Number of Company Shares, multiplied by (2) Warrant Merger Consideration Per Share (the “Aggregate Warrant Merger Consideration”).
Accordingly, in the event that the actual number of Company Shares outstanding at the Effective Time exceeds the Maximum Number of Company Shares, then the Aggregate Merger Consideration will be allocated pro rata among the actual number of Company Shares outstanding at the Effective Time in lieu of the per share allocation described in Section 2.8(a)(i).
               (iii) Each share of Company Common Stock that is owned by the Acquiror, First-Step Merger Sub or Second-Step Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
               (iv) If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, appropriate and proportionate adjustments shall be made to the Stock Merger Consideration Per Share, Warrant Consideration Per Share, Aggregate Stock Merger Consideration, Aggregate Warrant Merger Consideration and the Conversion Ratio to provide the holders of Company Shares and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.
               (v) Each share of Company Common Stock that is held in the treasury of the Company or owned by the Company or any of its Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (b) Each share of common stock, par value $0.001 per share, of First-Step Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, no par value, of the Interim Surviving Corporation.
          (c) At the Second-Step Effective Time, by virtue of the Second-Step Merger and without any further action on the part of the Acquiror, the Interim Surviving Corporation, the Second-Step Merger Sub, or any holder of any shares of the capital stock of the Interim Surviving Corporation or Second-Step Merger Sub or any other person (i) the membership interests of the Second-Step Merger Sub that are issued and outstanding immediately prior to the Second-Step Effective Time shall immediately cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and (ii) the shares of common stock, no par value, of the Interim Surviving Corporation that are issued and outstanding immediately prior to the Second-Step Effective Time shall be converted into the right to receive, in the aggregate, 100% of the membership interests of the Final Surviving Entity.
          (d) Notwithstanding anything to the contrary in this Section 2.8, at the Effective Time, by virtue of the First-Step Merger and without any action on the part of Acquiror, First-Step Merger Sub, Second-Step Merger Sub, the Company or the holders of any shares of Company Common Stock, Dissenting Shares shall be treated in accordance with Section 2.9.
     Section 2.9 Dissenting Shares.
          (a) Any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for approval of this Agreement and the Merger or consented thereto in writing (or with respect to which the holder has not otherwise effectively waived its rights under Chapter 13 of the Cal Code) and with respect to which a demand for payment and appraisal has been properly made in accordance with Chapter 13 of the Cal Code (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration otherwise payable with respect to the Company Shares after the Effective Time, except as set forth below. If a holder of Dissenting Shares (a “Dissenting Shareholder”) withdraws his or her demand for such payment and appraisal, with the consent of the Company, or such Dissenting Shares (or such other shares of Company Common Stock with respect to which dissenters’ rights have not terminated) become ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares (or such other shares of Company Common Stock) will cease to be Dissenting Shares (or, in the case of such other shares of Company Common Stock, the dissenters’ rights shall have terminated) and will be deemed to be Company Shares and converted into the right to receive, and will be exchangeable for, the Merger Consideration into which such Company Shares would have been converted pursuant to Section 2.8, without any interest thereon.
          (b) The Company shall give Acquiror, First-Step Merger Sub and Second-Step Merger Sub prompt notice of any demand received by the Company from a holder of shares of Company Common Stock for appraisal of their shares and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Acquiror, First-Step Merger Sub and Second-Step Merger Sub, or as required under the Cal Code, the Company will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Shareholder who, pursuant to the provisions of Chapter 13 of the Cal Code, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor after the value thereof has been agreed upon or finally determined pursuant to such provisions, and any Merger Consideration that would have been payable with respect to such Dissenting Shares will be retained by Acquiror.
     Section 2.10 Options.
          (a) At the Effective Time, without any further action on the part of the Acquiror, First-Step Merger Sub, the Company or any holder of any Company Option, each Company Option outstanding as of the Effective Time shall be terminated and cancelled and shall be no longer in force or effect and neither Acquiror, nor the Interim Surviving Corporation, nor the Final Surviving Entity, will assume, be bound by or have any obligation with respect to any Company Option or any Company Stock Option Plan or stock option agreement by which any such Company Option was issued or granted.
          (b) At or prior to the Effective Time, and subject to the review and approval of the Acquiror, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.10 under the Company Option Plans and all Company Option agreements and any other applicable plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby, obtaining all necessary Consents from the holders of Company Options, and causing the Company Board and the compensation committee of the Company Board, as applicable to adopt any resolutions and take any other such actions. Materials to be submitted to the holders of Company Options in connection with any notice required under this Section 2.10(b) shall be subject to review and approval by the Acquiror.
     Section 2.11 Warrants.
          (a) At the Effective Time, each Company Warrant outstanding as of the Effective Time and set forth on Schedule 2.11(a) shall be exchangeable pursuant to Section 2.12 hereof into Acquiror Warrants to purchase a number of shares of Acquiror Common Stock equal to (i) the number of shares of Company Common Stock that could have been purchased upon the full exercise of such Company Warrant multiplied by (ii) the Conversion Ratio, rounded down to the nearest whole share. For each share of Acquiror Common Stock to be received upon the exercise of such Acquiror Warrants, the exercise price shall be an amount equal to (x) the exercise price for acquiring one share of Company Common Stock under the applicable Company Warrant divided by (y) the Conversion Ratio, rounded up to the nearest cent. Except as described above, each Acquiror Warrant will be evidenced by a Warrant Agreement substantially in the form attached hereto as Exhibit G. Attached as Annex E is an example of the calculation of the set forth in this Section 2.11(a) related to the conversion of a Company Warrant. Any Company Warrant that is not set forth on Schedule 2.11(a) shall not be exchangeable for or otherwise converted into an Acquiror Warrant, but shall instead be cancelled and shall be no longer in force or effect.
          (b) At or prior to the Effective Time, and subject to the review and approval of the Acquiror, the Company shall take all actions necessary for the Company to effect the transactions contemplated by this Section 2.11 relating to the Company Warrants (whether written or oral, formal or informal), including delivering all notices, obtaining all necessary Consents from the holders of Company Warrants, and causing the Company Board and the compensation committee of the Company Board, as applicable to adopt any resolutions and take any other such actions. Materials to be submitted to the holders of Company Warrants in connection with any notice required under this Section 2.11 shall be subject to review and approval by the Acquiror.
     Section 2.12 Payment for Company Shares; Company Warrants.
          (a) Prior to the Effective Time, the Acquiror shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.12. The Acquiror shall make available to the Paying Agent for the benefit of the Company Shareholders and holders of Company Warrants, as needed, the Merger Consideration to which such Company Shareholders shall be entitled at the Effective Time pursuant to Section 2.8(a) and the Acquiror Warrants to which such holders of Company Warrants shall be entitled at the Effective Time pursuant to Section 2.11. Any such funds that comprise the Merger Consideration may be invested by the Acquiror, in its sole discretion pending payment therefor by the Paying Agent to the Company Shareholders. Earnings from such investments shall be the sole and exclusive property of the Acquiror, and no part thereof shall accrue to the benefit of Company Shareholders or the holders of Company Warrants.
          (b) As soon as reasonably practicable after the Effective Time, the Acquiror shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration described in Section 2.8(a), at the address set forth opposite each such Company Shareholder’s name on the Spreadsheet (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Acquiror may reasonably specify), and (ii) instructions for use in effecting the surrender of the

Certificates in exchange for payment therefor. Acquiror will give the Company a reasonable opportunity to review and comment on such letter of transmittal and the Acquiror shall give due consideration to such comments thereon that are reasonably and timely proposed by the Company. Upon surrender of a Certificate for cancellation to the Paying Agent or such other agent or agents as may be appointed by the Acquiror, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (as soon as reasonably practicable), the applicable portion of the Merger Consideration, without interest and less any applicable withholding taxes, with respect to the Company Shares formerly represented by such Certificate, and such Certificate shall, upon such surrender, be cancelled. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Acquiror and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.12, any Certificate (other than Certificates representing shares of Company Common Stock described in Sections 2.8(a)(iii) and (v) and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2.12. No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate with respect to shares of Company Common Stock formerly represented thereby until the holder of record of such Certificate shall have surrendered such Certificate and the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other required documents.
          (c) As soon as reasonably practicable following the Effective Time, the Acquiror shall cause the Paying Agent to mail to each holder of record of a Company Warrant that was assumed by the Acquiror pursuant to Section 2.11(a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Warrant shall pass, only upon proper delivery of the Company Warrant to the Paying Agent and shall be in such form and have such other provisions as the Acquiror may reasonably specify), and (ii) instructions for use in effecting the surrender of the Company Warrants in exchange for the issuance of Acquiror Warrants. Acquiror will give the Company a reasonable opportunity to review and comment on such letter of transmittal and the Acquiror shall give due consideration to such comments thereon that are reasonably and timely proposed by the Company. Upon surrender of a Company Warrant for cancellation to the Paying Agent or such other agent or agents as may be appointed by the Acquiror, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Warrant shall be entitled to receive in exchange therefor (as soon as reasonably practicable), a an Acquiror Warrant, and such Company Warrant shall, upon such surrender, be cancelled. If payment in respect of any Company Warrant is to be made to a Person other than the Person in whose name such Company Warrant is registered, it shall be a condition of exchange that the Company Warrant so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Company Warrant or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Acquiror and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Company Warrant have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.12(c), any Company Warrant shall be deemed, at any time after the Effective Time, to represent only the right to receive an Acquiror Warrant as contemplated by this Section 2.12(c). No Acquiror Warrant shall be issued to the holder of any Company Warrant until the holder of record of such Company Warrant shall have surrendered such Company Warrant and the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other required documents. Any Acquiror Warrant issued upon conversion of a Company Warrant in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Warrant. From and after the Effective Time, the holders of a Company Warrant shall cease to have any rights with respect to the Company Warrant or the shares of Company Common Stock exercisable thereunder.
          (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock, Company Shares or Company Warrants thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than representing shares of Company Common Stock described in Sections 2.8(a)(iii) and (v)) is presented to the Acquiror, the Interim Surviving Corporation or the Final Surviving Entity, it shall be cancelled and exchanged as provided in this Section 2.12.
          (e) With the agreement of Acquiror, the Company and the Transfer Agent, any or all of the shares of Acquiror Common Stock and Acquiror Warrants issued as Merger Consideration or upon the exchange of the Company Warrants in accordance with the terms of this Article II may be issued by certificates or agreements in definitive form or global form, and delivered or registered in book-entry to an account of the holders of Company Shares or Company Warrants, as applicable.
          (f) All Merger Consideration paid upon conversion of the Company Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the shares of Company Common Stock represented thereby, except for any dissenters or appraisal right they may have under applicable Law.
          (g) If any Certificate or Company Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Acquiror shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate or Company Warrant the applicable portion of the Merger Consideration or Acquiror Warrants, as the case may be, payable pursuant to Section 2.12 in respect of the Company Shares or Company Warrants represented thereby; provided, however, that Acquiror may, in its discretion, and as a condition precedent to any payment, require the Person who is the holder of record of such lost, stolen or destroyed Certificate or Company Warrant to provide an indemnification agreement in a form and substance acceptable to Acquiror (and, if determined by the Acquiror in good faith to be necessary, also require the Person to deliver a bond in such amount as Acquiror may direct), against any claim that may be made against Acquiror, the Interim Surviving Corporation, the Final Surviving Entity or the Paying Agent with respect to the Certificates or Company Warrant alleged to have been lost, stolen or destroyed.
          (h) Promptly following the date that is six (6) months after the Effective Time, the Acquiror shall be entitled to require the Paying Agent to deliver to it any funds, shares of Acquiror Common Stock and Acquiror Warrants (including any interest or other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Company Warrants, or any Certificates or other documents relating to the First-Step Merger in its possession, and thereafter such holders shall be entitled to look to the Acquiror only as general creditors thereof with respect to any portion of the Merger Consideration or Acquiror Warrants, as the case may be, payable upon due surrender of their Certificates or Company Warrants, without interest. Notwithstanding anything to the contrary in this Section 2.12, to the fullest extent permitted by Law, none of the Paying Agent, the Acquiror, the Interim Surviving Corporation or the Final Surviving Entity shall be liable to any holder of a Certificate or Company Warrants for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (i) To the extent that any Company Shareholder has outstanding loans from the Company as of the Effective Time, the cash portion of the Merger Consideration payable pursuant to this Section 2.12 to such Company Shareholder shall be reduced, to the extent available, by an amount equal to the sum of the outstanding principal plus any accrued but unpaid interest of such Company Shareholder’s loans as of the Effective Time. Any such loan shall be deemed fully satisfied as to the amount by which the Merger Consideration is reduced pursuant to this Section 2.12(i). To the extent that any Merger Consideration otherwise payable to such Company Shareholder is so reduced, such amount shall be treated for all purposes as having been paid to such Company Shareholder.
     Section 2.13 Lock-Up.
          (a) Except as otherwise provided for herein or in the Stockholder Agreement, each Company Shareholder will be prohibited during the period commencing on the Closing Date and ending on date of the nine (9) month anniversary of Closing Date (the “Lock-Up Period,”) from directly or indirectly: (i) offering, pledging, selling or contracting to sell any shares of Acquiror Common Stock or Acquiror Warrants; (ii) offering, pledging, selling or contracting to sell any option or contracting to purchase any shares of Acquiror Common Stock or Acquiror Warrants; (iii) contracting to purchase or purchasing any option or contracting to sell any shares of Acquiror Common Stock or Acquiror Warrants; (iv) granting any option, right or warrant for the sale of any shares of Acquiror Common Stock or Acquiror Warrants; (v) lending or otherwise disposing of or transferring (or entering into any transaction or device designed to, or that could be expected to, result in the disposition by any person at any time in the future of) any shares of Acquiror Common Stock, Acquiror Warrants or securities convertible into or exercisable or exchangeable for shares of Acquiror Common Stock or Acquiror Warrants; or (vi) entering into a swap or other derivatives transaction or agreement that transfers, in whole or in part (directly or indirectly), the economic consequences of ownership of any shares of Acquiror Common Stock, whether any such swap or transaction described in clauses (i) through (vi) is to be settled by delivery of shares of Acquiror Common Stock, Acquiror Warrants or other securities, in cash or otherwise, or (vii) announcing his, her or its intention to do any of the foregoing (any of the transactions described in clauses (i) through (vii), a “Common Stock Transaction”); provided, that, subject to any other applicable restrictions, during the period commencing on the day after the six (6) month anniversary of Closing Date and ending on date of the nine (9) month anniversary of Closing Date, a Company Stockholder may enter into a Common Stock Transaction with respect to up to 50% of the shares of Acquiror Common Stock received by such Company Shareholder pursuant to Section 2.8 hereof.
          (b) For the avoidance of doubt, nothing contained in Section 2.13(a) shall prevent a Company Shareholder from, or restrict the ability of a Company Shareholder to, (i) purchase Acquiror Common Stock or other securities of the Acquiror (ii) exercise any options or other convertible securities granted under the Acquiror incentive plans or (iii) dispose of Acquiror Common Stock which it beneficially owns (as such concept is defined pursuant to Rule 13d-3 of the Exchange Act) in connection with a transaction in which all other holders of the Acquiror Common Stock are entitled to receive the same consideration for their shares of Acquiror Common Stock as would be received by the Company Shareholder.
          (c) Notwithstanding the foregoing, each Company Shareholder shall be permitted to transfer shares of Acquiror Common Stock during the Lock-Up Period (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of such Company Shareholder or the immediate family of such Company Shareholder, (iii) by will or intestate succession, provided that, in each case, (a) each transferee (or trustee, as applicable) execute a lock-up agreement with the terms of this Section 2.13 pursuant to which these persons agree not to sell or transfer the shares of Acquiror Common Stock for the remainder of the Lock-Up Period and (b) any such transfer shall not involve a disposition for value. For purposes of this Section 2.13, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
          (d) Restrictive Legend. Each certificate representing Acquiror Common Stock and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with legends in the following form (in addition to any other legends required under applicable securities Laws):
“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH CERTAIN TERMS AND RESTRICTIONS OF AN AGREEMENT AND PLAN OF MERGER GOVERNING THE SHARES ACQUIRED BY THE STOCKHOLDER FROM THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
          (e) In furtherance of the foregoing, the Acquiror, and any duly appointed transfer agent for the registration or transfer of the shares of Acquiror Common Stock, are hereby authorized to decline to make any transfer of the shares of Acquiror Common Stock if such transfer would constitute a violation or breach of this Section 2.13.
     Section 2.14 Company Transaction Expenses. Within five (5) Business Days prior to the Closing Date, the Company will provide to the Acquiror an itemized schedule (the “Schedule of Expenses”) containing (i) a true and complete list of all Company Transaction Expenses that have been paid (or for which invoices have been received) or will be due and payable that have been paid as of the Closing Date, (ii) a good faith estimate of all such additional Company Transaction Expenses that have been incurred or are reasonably expected to be incurred as of the Closing Date but are not reflected in clause (i) hereof, and (iii) a good faith estimate of any additional Company Transaction Expenses that are reasonably expected to be incurred after the Closing Date, together with a certificate of an authorized officer of the Company certifying the accuracy and completeness of the Schedule of Expenses. The Schedule of Expenses shall include any and all fees and expenses of Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP, Imperial Capital, LLC, and Squar, Milner, Peterson, Miranda & Williamson, LLP for services rendered on or prior to the Closing Date. Notwithstanding the foregoing, except for transaction related services of a type normally provided after the Closing Date by legal counsel and accountants, the Company shall not incur or bind itself to incur any Company Transaction Expenses after the Closing Date without the prior written consent of the Acquiror. On or before the Closing Date, the Company shall have made payment of each Company Transaction Expense set forth in the Schedule of Expenses that are due and payable prior to the Closing Date. The Company shall use its commercially reasonable efforts to not incur Company Transaction Expenses in the aggregate in excess of $600,000 and will provide prompt written notice to the Acquiror in the event that the aggregate Company Transaction Expenses are reasonably expected to exceed $600,000; provided, however, that nothing herein shall be deemed to limit the Company’s right to incur Company Transaction Expenses the Company deems reasonably necessary.
     Section 2.15 Taxes and Withholding. Merger Consideration shall only be paid to the record holders of Company Shares outstanding as of the Effective Time. The Company authorizes the Acquiror and the Paying Agent to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, a Company Option or a Company Warrant or from the amount paid to any Dissenting Shareholder, such amounts as the Company, Acquiror or the Paying Agent is required to deduct and withhold with respect to the making of such payment or under any provision of applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made. Any such withholding shall be satisfied first from the amount of the cash portion of the Merger Consideration and, to the extent the amount of required withholding exceeds the cash portion of the Merger Consideration, from the stock portion of the Merger Consideration.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedules attached hereto (collectively, the “Company Disclosure Schedules”) (each of which shall qualify only the specifically identified section or subsection of this Article III to which such Company Disclosure Schedules relates and any other section or subsection of this Article III to the extent that it is reasonably apparent from a reading of the face of the disclosure

(without having to refer to the underlying documents being disclosed) that such disclosure is relevant and applicable to such other section and subsection), the Company hereby represents and warrants to the Acquiror, First-Step Merger Sub and Second-Step Merger Sub as of the date hereof, on and as of the Closing Date, as though made at the Closing Date and on and as of the Effective Time, as though made at the Effective Time, as follows:
     Section 3.1 Organization and Qualification.
          (a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a)(i) of the Company Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and currently contemplated to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.1(a)(ii) of the Company Disclosure Schedules lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise conducts its business.
          (b) The Company has heretofore furnished to the Acquiror a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation, bylaws or equivalent organizational documents. The Company Board has not approved or proposed any amendment to any of the articles of incorporation and bylaws or equivalent organizational documents of the Company or any of its Subsidiaries. The Company has heretofore made available to the Acquiror a complete and correct copies of the transfer books and minute books of each of the Company and its Subsidiaries, which contain complete and accurate records of all actions taken, and summaries of all meetings held by the Company Shareholders and the Company Board (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.
          (c) Schedule 3.1(c) of the Company Disclosure Schedules lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights, and also separately lists any other Person with rights to indemnification from the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
     Section 3.2 Authority.
          (a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and,

subject to obtaining approval of Company Shareholders representing a majority of the outstanding shares of Company Common Stock (“Company Shareholder Approval”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board. No other corporate actions or proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or, except for obtaining Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
          (b) The Company Board, at a meeting thereof duly called and held on December 10, 2008 (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and the Company Shareholders, (ii) approved this Agreement and the Ancillary Agreements to which the Company will be party, the Merger and the other transactions contemplated hereby and thereby, and (iii) resolved to recommend that the Company Shareholders approve and adopt this Agreement and the Merger and the other transactions contemplated hereby.
          (c) The Company Shareholder Approval is the only vote of the holders of any class or series of the capital stock of the Company necessary, under applicable Law or otherwise, to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby to which the Company is a party.
     Section 3.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company is or will be a party, and the consummation of the transactions contemplated hereby and thereby, assuming the receipt of the Company Shareholder Approval, do not and will not:
               (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;
               (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

               (iii) except as set forth on Schedule 3.3(a)(iii) of the Company Disclosure Schedules result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any Consent of or with any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, Permit, franchise, instrument, obligation or other Contract or Law to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected. Following the Effective Time, the Interim Surviving Corporation and the Final Surviving Entity will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
          (b) Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any Permit or Consent of or with any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) the filing of the First-Step Merger Certificate of Merger with the Secretary of State of the State of California and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
          (c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.
     Section 3.4 Capitalization.
          (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, of which 4,705,735 shares of Company Common Stock are issued and outstanding. The Company Common Stock is held of record by the Persons and in the amounts set forth in Schedule 3.4(a)(i) of the Company Disclosure Schedules, which further sets forth for each such Person the number of shares held, class and/or series of such shares and the number of the applicable stock certificate, if any, representing such shares and each such Person’s address. Schedule 3.4(a)(ii) of the Company Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock, the amount of and the record and beneficial owners of its outstanding capital stock and any options, warrants or interests convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests.

          (b) Except as set forth in Schedule 3.4(a)(i) and Schedule 3.4(a)(ii) of the Company Disclosure Schedules, there are no, and neither the Company nor any of its Subsidiaries has issued or agreed to issue or is obligated to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant, call, right or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.
          (c) Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any and all Encumbrances. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Shareholder) by the Company or a Subsidiary in full compliance with all applicable federal and state securities Laws. Except as set forth in Schedule 3.4(c) of the Company Disclosure Schedules and, except for rights granted to the Acquiror, First-Step Merger Sub and Second-Step Merger Sub under this Agreement and the Ancillary Agreements, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued, transferred or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Shareholder) in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.
          (d) The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense (other than reasonable and customary transactional costs and expenses) relating to or arising out of the issuance or repurchase of any Company Common Stock or options or warrants to purchase Company Common Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. Other than the Company Common Stock set forth on Schedule 3.4(a)(i) of the Company Disclosure Schedules, the Company has no other capital stock authorized, issued or outstanding.
          (e) As of the date hereof, the Company has no outstanding shares that are unvested or are subject to termination or a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the Mergers and the other transactions contemplated by this Agreement or any of the Ancillary Agreements) under any applicable restricted stock purchase agreement or other similar agreement with the Company.
          (f) Except for the Company Option Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved One Hundred Thousand (100,000) shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Company Option Plans, of which (i) 75,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Company Incentive Stock Option Plan, dated May 6, 1998, (ii) 15,000 shares have been issued upon the exercise of options under the Company Option Plans and remain outstanding as of the date hereof and (iii) 10,000 shares remain available for future grant. Schedule 3.2(f) of the Company Disclosure Schedules sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder, and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Common Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions), and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Tax Code. The terms of the Company Option Plans and the applicable agreements for each Company Option permit the termination of the Company Options and the Company Option Plans as provided in this Agreement, without the Consent or approval of the holders of such securities, the Company Shareholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all agreements and instruments relating to or issued under the Company Option Plans have been provided to the Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to the Acquiror. All holders of Company Options are current employees of the Company.
          (g) There are no outstanding loans by the Company or any Subsidiary to any Company Shareholder.
          (h) Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the

Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag-along” rights) of any Company Common Stock. As a result of the Merger, the Acquiror will be the sole record and beneficial holder of all issued and outstanding Company Common Stock and all rights to acquire or receive any shares of Company Common Stock, whether or not such shares of Company Common Stock are outstanding.
          (i) The information contained in the Spreadsheet will be true and correct as of the Closing Date and the allocation of the Merger Consideration as set forth in the Spreadsheet will be consistent with the organizational documents of the Company and any applicable Contract.
     Section 3.5 Equity Interests. Schedule 3.5 of the Company Disclosure Schedules lists each Subsidiary of the Company as of the date hereof. Except for the Subsidiaries listed in Schedule 3.5 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.
     Section 3.6 Financial Statements; No Undisclosed Liabilities.
          (a) True and complete copies of the audited balance sheet of the Company as at November 30, 2007, and the related audited statements of income, shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “2007 Financial Statements” are attached hereto as Schedule 3.6(a)(i) of the Company Disclosure Schedules, and, as soon as they are available, the Company will provide Acquiror with true and complete copies of the audited balance sheet of the Company as at November 30, 2008, and the related audited statements of income, shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “2008 Financial Statements” and, collectively with the 2007 Financial Statements, the “Financial Statements”). True and complete copies of the unaudited balance sheet of the Company as at August 31, 2008, and the related unaudited statements of income of the Company (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a)(ii) of the Company Disclosure Schedules. True and complete copies of the unaudited balance sheets of each of the Subsidiaries as at August 31, 2008, and the related unaudited statements of income (collectively referred to as the “Interim Subsidiary Financial Statements”) are attached hereto as Schedule 3.6(a)(iii) of the Company Disclosure Schedules, and, as soon as they are available, the Company will provide Acquiror with true and complete copies of the audited balance sheet of the Subsidiaries as at November 30, 2008, and the related audited statements of income, shareholders’ equity and cash flows of the Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Subsidiaries’ independent auditors (the “2008 Subsidiary Financial Statements”.
          (b) Except as set forth in Schedule 3.6(b) of the Company Disclosure Schedules, each of the Financial Statements, the Interim Financial Statements, the Interim Subsidiary Financial Statements and the 2008 Subsidiary Financial Statements (i) are (or in the case of the 2008 Financial Statements and the 2008 Subsidiary Financial Statements, when delivered will be) correct and complete and have been prepared in accordance with the books and records of the Company and its Subsidiaries, as the case may be; (ii) have been (or in the case of the 2008 Financial Statements and the 2008 Subsidiary Financial Statements, when delivered will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements and Interim Subsidiary Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material and the absence of notes (which, if presented, would not differ materially from those included in the Company Balance Sheet or the Subsidiary Balance Sheet).
          (c) Except as and to the extent adequately accrued or reserved against in the audited balance sheet of the Company as at November 30, 2007 (such balance sheet, together with all related notes and schedules thereto, the “Company Balance Sheet”), the Company does not have any liability, indebtedness, expense, claim, deficiency, guaranty or obligation of any type or nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for (i) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, that are not, individually or in the aggregate, material in amount, (ii) liabilities for performance under Company Material Contracts that do not exceed $50,000 individually or $100,000 in the aggregate, and (iii) liabilities described in Schedule 3.6(c)(iii) of the Company Disclosure Schedules. Except as and to the extent adequately accrued or reserved against in the unaudited balance sheet of the Subsidiaries as at August 31, 2008 (such balance sheet, together with all related notes and schedules thereto, the “Subsidiary Balance Sheet”), the Subsidiaries do not have any liability, indebtedness, expense, claim, deficiency, guaranty or obligation of any type or nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Subsidiaries or disclosed in the notes thereto, except for (A) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Subsidiary Balance Sheet, that are not, individually or in the aggregate, material in amount, (B) liabilities for performance under material Contracts of the Subsidiaries that do not exceed $50,000 individually or $100,000 in the aggregate, and (C) liabilities described in Schedule 3.6(c)(C) of the Company Disclosure Schedules.

          (d) The books of account and financial records of the Company and its Subsidiaries are true and correct and have been prepared and are maintained in accordance with sound accounting practice.
     Section 3.7 [Intentionally Deleted].
     Section 3.8 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably expected to have or result in a Company Material Adverse Effect; and (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance.
     Section 3.9 Accounts Receivable.
          (a) The Company has made available to the Acquiror a list of all accounts receivable, whether billed or unbilled, of the Company as of the date of the Company Balance Sheet, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.
          (b) All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Company Balance Sheet. No Person has any Lien on any accounts receivable of the Company and no written request or Contract for deduction or discount has been made with respect to any accounts receivable of the Company.
     Section 3.10 Compliance with Law; Permits.
          (a) Each of the Company and its Subsidiaries is and has been in compliance with all Laws applicable to it. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five (5) years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance with any Law applicable to it.
          (b) Each of the Company and its Subsidiaries is in possession of all Permits. Each of the Company and its Subsidiaries is and has been in material compliance with all such Permits and all such Permits are in full force and effect. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened. The Interim Surviving Corporation or the Final Surviving Entity, as the case may be, and its Subsidiaries will continue to have the use and benefit of all Permits immediately following consummation of the transactions contemplated hereby. No Permit is held in the name of any Employee, officer, director, shareholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

     Section 3.11 Export Control Laws. Each of the Company and its Subsidiaries have at all times conducted their export transactions in accordance with (1) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (2) all other applicable import/export controls in other countries in which the Company or any Subsidiary conducts business. Without limiting the foregoing:
          (a) Each of the Company and its Subsidiaries have obtained all export licenses, license exceptions, Permits and other Consents and classifications with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
          (b) Each of the Company and its Subsidiaries is in compliance with the terms of all applicable Export Approvals;
          (c) There are no pending or, to the Company’s knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;
          (d) To the Company’s knowledge, there are no Actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that may give rise to any future claims; and
          (e) No Export Approvals for the transfer of export licenses to the Acquiror, the Interim Surviving Corporation or the Final Surviving Entity are required, or such Export Approvals can be obtained expeditiously without material cost.
          (f) Schedule 3.11(f) of the Company Disclosure Schedules sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.
     Section 3.12 Foreign Corrupt Practices Act . Neither the Company, nor any of its Subsidiaries (including any of its Representatives or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company and its Subsidiaries have established sufficient internal controls and procedures to ensure compliance with the FCPA and has provided the Acquiror with all of such documentation.
     Section 3.13 Litigation. There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of its officers or directors or any property or asset of the Company or any of its Subsidiaries, nor is there any basis for any such Action. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective officers, directors, properties or assets or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted.
     Section 3.14 Employee Benefit Plans.
          (a) Schedule 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of:
               (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, incentive compensation, stock option, stock purchase, restricted stock, incentive, deferred compensation, pension, profit sharing, savings, retiree medical or life insurance, medical, dental, disability, accident or life insurance, supplemental retirement, employment, consulting, severance, termination pay, retention, change in control or other benefit plans, programs, practices, policies, agreements, Contracts or arrangements, to which the Company or any of its ERISA Affiliates is a party, with respect to which the Company or any of its ERISA Affiliates has or could have any liability or obligation (whether contingent or otherwise) or which are maintained, contributed to, required to be contributed to or sponsored by the Company or any of its ERISA Affiliates;
               (ii) each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;
               (iii) any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA; and
               (iv) any Contracts between the Company or any of its Subsidiaries and any Employee, officer or director of the Company or any of its Subsidiaries, including any Contracts relating in any way to a sale of the Company or any of its Subsidiaries ((i) through (iv) collectively, the “Plans”).
          (b) Each Plan referred to in Section 3.14(a) is in writing. The Company has furnished to the Acquiror a true and complete copy of each Plan and has delivered to the Acquiror a true and complete copy of each material document, if any, prepared in connection with each Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan and the application materials submitted in connection with such determination letter and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Tax Code.
          (c) At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to, any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) any single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”) or any other employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Tax Code. None of the Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. There are no Plans that provides for or promises medical, disability or life insurance benefits to any current or former Employee, officer or director of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Section 4980B of the Code or any similar state or local Laws. Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.
          (d) Each Plan is now and always has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Tax Code. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor does the Company have any knowledge of any such default or violation by any other party to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action.
          (e) Each Plan that is intended to be qualified under Section 401(a) of the Tax Code or Section 401(k) of the Tax Code is so qualified and has received a timely favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified. No fact or event has occurred since the date of such determination letter or letters from the IRS that could adversely affect the qualified status of any such Plan.
          (f) There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Tax Code, with respect to any Plan. With respect to any Plan, (i) neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), 502(i) or 502 (l), nor, to the knowledge of the Company, is there a reasonable basis for any such claim, and (ii) no officer, director or Employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.
          (g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance.
          (h) There are no Actions, (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.
          (i) No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.
          (j) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Tax Code, as of the date hereof: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) the PBGC has not instituted proceedings to terminate any such Plan, and (v) the funded status of such Plan as reflected in the most recent actuarial report for such Plan made available to Acquiror is accurate in all material respects and such report fairly presents the funded status of such Plan on the basis set forth therein.
          (k) The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Tax Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Tax Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.
          (l) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this

Agreement, (ii) accelerate the time of payment, vesting or funding, or increase the amount of compensation due any such Employee, except as expressly provided in this Agreement or (iii) cause or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any employee benefit plan or related trust. No amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G or Section 4999 of the Tax Code or will not be deductible by the Company by reason of Section 280G of the Tax Code.
          (m) Each Plan that constitutes, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Tax Code has, since December 31, 2004, been operated and maintained, in all material respects, in accordance with a good faith, reasonable interpretation of Section 409A of the Tax Code, as determined under applicable guidance of the Department of Treasury and the IRS. Each outstanding Company Option: (i) has an exercise price that has never been and may never be less than the fair market value of the underlying shares as of the date such Company Option was granted in accordance with all governing documents and in compliance with all applicable Law and (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option.
          (n) Each Plan can be amended or terminated at any time, without Consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination).
     Section 3.15 Labor and Employment Matters.
          (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to Employees of the Company or any of its Subsidiaries. There are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of Employees of the Company or any of its Subsidiaries. There is, and during the past five years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving Employees of the Company or any of its Subsidiaries.
          (b) Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority. Neither Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law which remains unsatisfied. During the past five (5) years, neither Company nor any of its Subsidiaries are or have been a party to any redundancy agreements (including social plans or job protection plans).
          (c) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Employees. There are no material pending or, to the knowledge of the Company, threatened or reasonably anticipated Actions against the Company or any of its Subsidiaries under any worker’s compensation policy or long-term disability policy.
          (d) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to Employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress. To the knowledge of the Company, no current Employee or officer of the Company or any of its Subsidiaries is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.
          (e) The Company and each of its Subsidiaries is in material compliance with all applicable federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours. The services provided by each of the Company’s and its Subsidiaries’ Employees are terminable at the will of the Company and its Subsidiaries. Neither the Company nor any Subsidiary reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any individual leased from another employer.
          (f) To the knowledge of the Company, no Employee of the Company or any of its Subsidiaries is obligated under any Contract or agreement or subject to any judgment, decree, or order of any court or administrative agency that would interfere in any material respect with such person’s efforts to promote the interests of the Company or that would interfere in any material respect with the Company’s business or the ability of the Company to consummate the transactions contemplated by this Agreement.
     Section 3.16 Title to, Sufficiency and Condition of Assets.
          (a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Company Balance Sheet and Subsidiary Balance Sheet or acquired in the ordinary course of business since the date of the Company Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for current taxes and assessments not yet past due, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Company Permitted Encumbrances”).
          (b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in accordance with generally accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
This Section 3.16 does not relate to real property or interests in real property, such items being the subject of Section 3.17, or to Intellectual Property, such items being the subject of Section 3.18.
     Section 3.17 Real Property.
          (a) Schedule 3.17(a) of the Company Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Leased Real Property. Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Company Permitted Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. The Company has provided the Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. All Lease Agreements and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto. All leases of Leased Real Property will remain valid and binding in accordance with their terms immediately following the Closing Date. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property or would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

          (b) Except as set forth by the express terms of the leases set forth on Schedule 3.17(b) of the Company Disclosure Schedules, there are no contractual or legal restrictions that preclude or materially restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. There are no known defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property that materially impact the use thereof by the Company or any of its Subsidiaries. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted.
     Section 3.18 Intellectual Property.
          (a) Schedule 3.18 of the Company Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary.
          (b) No registered Mark identified on Schedule 3.18 of the Company Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 3.18 of the Company Disclosure Schedules has been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect thereto any of such Patents.
          (c) The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Intellectual Property identified on Schedule 3.18 of the Company Disclosure Schedules and all other Intellectual Property used in the Company’s and its Subsidiaries’ businesses other than Intellectual Property that is licensed to the Company by a third party licensor pursuant to a written license agreement that remains in effect. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company does not so own any of such Intellectual Property.
          (d) Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries. The Company or one if its Subsidiaries owns exclusively all intellectual property and work product created by any Employees in the course of such Employee’s employment or engagement by the Company or any Subsidiary.
          (e) All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.18 of the Company Disclosure Schedules (“Company Registered IP”) are valid, enforceable and subsisting and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications). All Company Registered IP has been obtained in accordance in all material respects with all applicable legal requirements and is currently in effect in accordance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the registrations of the Company Registered IP.
          (f) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries. To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.
          (g) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. Upon the consummation of the Closing, the Interim Surviving Corporation and the Final Surviving Entity shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted and currently proposed to be conducted by the Company and its Subsidiaries, and all of such rights shall be exercisable by the Interim Surviving Corporation and the Final Surviving Entity to the same extent as by the Company and its Subsidiaries prior to the Closing. No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is pending or, to the knowledge of the Company, threatened, or reasonably foreseeable.
          (h) Schedule 3.18(h) of the Company Disclosure Schedules sets forth a complete and accurate list of all agreements, which are in effect at the Effective Time, granting to the Company or any Subsidiary any material right or license under or with respect to any Intellectual Property other than any end user non-exclusive license of generally commercially available software used in the Company’s or any Subsidiary’s operations and that has not been customized or otherwise modified by or for the Company or such Subsidiary and are licensed for an aggregate license fee of no more than One Hundred Thousand Dollars ($100,000) (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Complete and accurate copies of the Inbound License Agreements have been provided by the Company to the Acquiror or its Representatives Schedule 3.18(h)(1) of the Company Disclosure Schedules sets forth a complete and accurate estimate of the amount of any future royalty, license fee or other payments that may become payable by the Company or any Subsidiary under each such Inbound License Agreements by reason of the use or exploitation of the Intellectual Property licensed thereunder. Assuming that the Consents referred to in Schedule 3.18(h) of the Company Disclosure Schedules are obtained or made, the rights licensed under each Inbound License Agreement shall continue to be in full force and effect and shall be exercisable by the Interim Surviving Corporation and Final Surviving Entity on and after the Closing to the same extent as by the Company or the applicable Subsidiary prior to the Closing. No loss or termination (excluding expiration pursuant to the terms of the license) of any material Intellectual Property licensed to the Company or any Subsidiary under any Inbound License Agreement is pending or, to the knowledge of the Company, threatened. Except as set forth in Schedule 3.18(h) of the Company Disclosure Schedules, no licensor under any Inbound License Agreement has any material ownership or exclusive license rights in or with respect to any improvements made by the Company or any Subsidiary to the Intellectual Property licensed thereunder. Schedule 3.18(h) of the Company Disclosure Schedules sets forth a complete and accurate list of all material license agreements under which the Company or any Subsidiary grants any rights under any Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary, including without limitation any license agreement under which any exclusive or quasi-exclusive rights are granted or that include any negative covenant that restricts or limits the Company’s freedom of action in any respect.
          (i) Except as set forth on Schedule 3.18(i) of the Company Disclosure Schedules, the Intellectual Property owned by the Company or any Subsidiary, together with the Intellectual Property licensed under the Inbound License Agreements to the Company or any Subsidiary, constitutes all the Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted and currently contemplated by the Company to be conducted, excluding end user non-exclusive licenses of generally commercially available software used in the Company’s operations and that have not been modified by or for the Company and are licensed for an aggregate license fee of no more than One Hundred Thousand Dollars ($100,000).
          (j) Schedule 3.18(j) of the Company Disclosure Schedules sets forth a complete and accurate list of all of the material Software that is used in the businesses of the Company and its Subsidiaries as currently conducted and is not (in whole or in part) licensed to the Company or a Subsidiary pursuant to a written license agreement (collectively, “Company Software”). The Company Software was either (A) developed by Employees of the Company or a Subsidiary within the scope of their employment, (B) developed by independent contractors who have expressly assigned their Intellectual Property rights in such Company Software to the Company or a Subsidiary pursuant to written agreements or (C) otherwise acquired by the Company or a Subsidiary from a third party pursuant to a written agreement in which the Intellectual Property rights therein were expressly assigned to the Company. To the knowledge of the Company, the Company Software does not contain any programming code, documentation or other materials that embody or utilize Intellectual Property rights of any Person other than the Company or a Subsidiary, except for such materials obtained by the Company or a Subsidiary from other Persons that make such materials generally available to all interested purchasers or end-users on standard commercial terms. No source code of any Company Software has been licensed or otherwise provided by the Company or any Subsidiary to another Person other than an escrow agent pursuant to the terms of a source code escrow agreement identified on Schedule 3.18(j) of the Company Disclosure Schedules and all such source code has been safeguarded and protected as Trade Secrets of the Company or a Subsidiary. Neither the Company nor any of its Subsidiaries has embedded any open source, copyleft or community source code in any of its products generally available or in development and intended to become generally available, including but not limited to any libraries or code licensed under any general public license, lesser general public license or similar license arrangement, in a manner that would cause such products to become subject to any Open Source License. For purposes hereof, (x) “Software” means any and all (1) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (2) databases and electronic compilations, including any and all data and collections of data, whether machine readable or other electronic form, (3) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (4) all documentation, including user manuals and training materials, relating to any of the foregoing and (y) “Open Source License” means any license that requires as a condition of use, modification and/or distribution of Software subject to such license, (a) the licensor to permit reverse-engineering of the licensed Software or other Software incorporated into, derived from, or distributed with such licensed Software, or (b) that such Software or other Software combined and/or distributed with such Software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, redistributable at no charge.
          (k) Neither the Company nor any Subsidiary is a member of, and has not made any contribution to, or otherwise participated in, a standards body that requires, as a result of any such activities, Company to grant or offer any third party any license or right to the Company’s Intellectual Property, or otherwise restricted in its ability to assert any rights to the Company’s Intellectual Property.
          (l) Except as set forth on Schedule 3.18(l) of the Company Disclosure Schedules, the Company and its Subsidiaries have taken commercially reasonable steps intended to ensure that Company Software is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable in any material respect any of the internal computer systems (including hardware, software, databases and embedded control systems) of the Company. The Company and its Subsidiaries have taken reasonable steps to safeguard such systems against the same and restrict unauthorized access thereto. The Company has disclosed to the Acquiror its disaster recovery plans and procedures (if any). The Company’s and the Subsidiaries’ technology systems and infrastructure, including without limitation middleware, servers, workstations, routers, and all other information technology software or equipment used by or for the Company and its Subsidiaries is adequate for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted and currently contemplated to be conducted by the Company.

          (m) All products of the Company and its Subsidiaries (“Company Products”) (i) perform in all material respects in accordance with the design specifications pursuant to which the Company Products were developed and (ii) are fully interoperable with the operating platforms and hardware specified in their user documentation. Without limiting the foregoing, (A) there are no material defects, malfunctions or nonconformities in any of the Company Products; (B) during the last three (3) years, there have been, and are, no material claims asserted against the Company or any Subsidiary or any of their distributors related to the Company Products; and (C) the Company has not received and does have any knowledge regarding any requirements to recall any Company Products. The Company has disclosed in writing to Acquiror all information relating to any problem or issue with respect to any of the Company Products that may reasonably be expected to materially and adversely affect the value, functionality or fitness for the intended purpose of such Company Product.
          (n) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary and (ii) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to such Intellectual Property. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.
          (o) Neither the Company nor any Subsidiary has contributed or licensed, or agreed to contribute or license, any Software or any Intellectual Property to or through any standards body, standard setting organization, industry consortium, licensing pool, Governmental Entity, or other industry group or consortium (each, a “Standards Body”). Neither the Company nor any Subsidiary is a member of any Standards Body and has not participated in the development or approval of any standards or specifications proposed or established by any Standards Body. The Company has not agreed to dedicate any Software or Intellectual Property to the public, to make generally available any licenses to any Software or Intellectual Property, or to make any licenses available on a royalty free basis or on fair, reasonable or non-discriminatory terms in connection with any Standards Body or otherwise.
          (p) To the knowledge of the Company, no Employee is obligated under any agreement, or subject to any judgment, decree or order of any court or administrative agency, or any other restriction, that would or may interfere with such Employee carrying out his or her duties for the Company or such Subsidiary or that would conflict with the conduct of the businesses of the Company or any Subsidiary. To the knowledge of the Company, it is not utilizing, nor will it be necessary for it to utilize, any inventions of any Employees of the Company or any Subsidiary (or persons the Company currently intends to hire) made, or any confidential information (including Trade Secrets) of any third party to which such Employees were exposed, prior to their employment by the Company or such Subsidiary.

          (q) Except as expressly set forth in the Inbound License Agreements and the Settlement Agreement, the Company is not, and the Interim Surviving Corporation and Final Surviving Entity shall not, be required to make or accrue any royalty or other payment to any third party in connection with any of the Company Products.
     Section 3.19 Taxes.
          (a) Each of the Company and its Subsidiaries has accurately prepared and timely filed all Returns required to be filed by it. Such Returns are accurate and correct and do not contain a disclosure statement under Section 6662 of the Tax Code or any predecessor provision or comparable provision of state, local or foreign Law. Neither the Company nor any of its Subsidiaries has filed, nor is it required to have filed, a Company Disclosure Schedules pursuant to Temp. Treas. Reg. § 1.6011-4. Each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention.
          (b) Each of the Company and its Subsidiaries has timely paid all Taxes it is required to have paid and has adequately provided for all Taxes for which it is required to provide. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Interim Financial Statements, Financial Statements, Interim Subsidiary Financial Statements or 2008 Subsidiary Financial Statements, as applicable, have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s or the applicable Subsidiary’s operating results).
          (c) No claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Returns have been given by or requested from the Company or any of its Subsidiaries.
          (d) Schedule 3.19(d) of the Company Disclosure Schedules sets forth (i) those years for which examinations by the taxing authorities have been completed and (ii) those taxable years for which examinations by taxing authorities are presently being conducted.
          (e) Except as disclosed in Schedule 3.19(e) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Action by any taxing authority, nor does the Company or any of its Subsidiaries have knowledge of any pending or threatened Action by any taxing authority.
          (f) All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period.
          (g) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of the Company or any of its Subsidiaries.

          (h) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.
          (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any taxing authority.
          (j) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Tax Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by Contract or otherwise.
          (k) None of the assets of the Company or any of its Subsidiaries is property that the Company or such Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Tax Code. None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Tax Code. None of the assets of the Company or any of its Subsidiaries is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Tax Code.
          (l) Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Tax Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.
          (m) Schedule 3.19(m) of the Company Disclosure Schedules sets forth all foreign jurisdictions in which the Company and its Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment. Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Tax Code.
          (n) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes. Schedule 3.19(n) of the Company Disclosure Schedules sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any of its Subsidiaries owns an equity interest.

          (o) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Tax Code, during the applicable period specified in Section 897(c)(1)(a) of the Tax Code.
          (p) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Tax Code and the Treasury Regulations thereunder and comparable provisions of state, local or foreign Law.
          (q) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Tax Code.
     Section 3.20 Tax Treatment. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their Affiliates, directors of officers has taken or has agreed to take any action that would prevent the First-Step Merger or the Second-Step Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Tax Code.
     Section 3.21 Environmental Matters.
          (a) Each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor is there any basis for, any communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.
          (b) No Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company, at any location to which the Company or any of its Subsidiaries has sent any Hazardous Substances or at any other location with respect to which the Company or any of its Subsidiaries may be liable. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence. Neither the Company nor any of its Subsidiaries is actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority , nor any pending or, to the knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.
          (c) Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has been in compliance therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice, waiver, authorization, registration, declaration, filing, approval, order, Permit or Consent of or to any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.
          (d) The Company and its Subsidiaries have provided to the Acquiror all “Phase I,” “Phase II” or other environmental assessment reports in their possession or to which they have reasonable access addressing locations ever owned, operated or leased by the Company or any of its Subsidiaries or at which the Company or any of its Subsidiaries actually, potentially or allegedly may have liability under any Environmental Law.
          (e) For purposes of this Agreement:
               (i) “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.
               (ii) “Environmental Permits” means all Permits under any Environmental Law.
               (iii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
               (iv) “Release” has the meaning set forth in Section 101(22) of CERCLA.
     Section 3.22 Material Contracts.
          (a) Except as set forth in Schedule 3.22(a) of the Company Disclosure Schedules, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.22(a) of the Company Disclosure Schedules being “Company Material Contracts”):
               (i) any broker, distributor, dealer, manufacturer’s representative, franchise, or agency Contract;

               (ii) any continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract that involves obligations after the date of this Agreement in excess of $25,000 individually or in the aggregate and is not cancelable without penalty;
               (iii) any Contract relating to or evidencing indebtedness of the Company or any of its Subsidiaries, including mortgages, other grants of security interests, guarantees or notes;
               (iv) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay Contracts or keepwell agreements;
               (v) any Contract with any Governmental Authority;
               (vi) any Contract with any Related Party of the Company or any of its Subsidiaries;
               (vii) any consulting Contract;
               (viii) any Employment Agreement involving aggregate payments, rights and/or benefits in excess of $100,000, other than Contracts for employment covered in clauses (vi) or (vii);
               (ix) any Contract that limits, or purports to limit, or that may reasonably be expected to limit, impair or prohibit in any way the ability of the Company or any of its Subsidiaries to conduct its business or compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;
               (x) any Contract that requires a Consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;
               (xi) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;
               (xii) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;
               (xiii) any Contract containing confidentiality clauses;

               (xiv) any Contract relating in whole or in part to any Intellectual Property;
               (xv) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;
               (xvi) any Contract with any labor union or providing for benefits under any Plan;
               (xvii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;
               (xviii) any Contract relating to settlement of any administrative or judicial proceedings within the past five years;
               (xix) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and
               (xx) any other Contract (A) made in the ordinary course of business that involves a payment or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $250,000 over the current Contract term, (B) not made in the ordinary course of business that involves a payment or receivable, as the case may be, in excess of $25,000 on an annual basis or in excess of $50,000 over the current Contract term, (C) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 30 days’ notice or (D) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.
          (b) Each Company Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights, generally and subject to general principles of equity. The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Company Material Contract, and to the knowledge of the Company, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under such Contracts that remain to be performed after the date hereof. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Company Material Contract, nor has the Company or any of its Subsidiaries received any notice or claim of any such breach, violation or default or any other dispute relating the any Company Material Contract. The Company has delivered or made available to the Acquiror true and complete copies of all Company Material Contracts, including any amendments thereto.

     Section 3.23 Affiliate Interests and Transactions.
          (a) Except as set forth in Schedule 3.23(a) of the Company Disclosure Schedule, no Related Party of the Company or any of its Subsidiaries: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business or any Contract to which the Company is a party; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries.
          (b) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 3.24 Insurance. Schedule 3.24 of the Company Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination, increase in premium or reduction of coverage has been received with respect to any such policy. No claim currently is pending under any such policy. The Company reasonably believes that types and amounts of coverage provided by the insurance policies listed on Schedule 3.24 of the Company Disclosure Schedules are reasonable in the context of the business and operations in which the Company and its Subsidiaries are engaged. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.
     Section 3.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby or under any Ancillary Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, nor will the Acquiror, the Interim Surviving Corporation or the Final Surviving Entity incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

     Section 3.26 Accuracy of Information Furnished; Disclosure.
          (a) The Company and its Subsidiaries have delivered true and complete copies of each document (or summaries of same) that has been requested by the Acquiror or its counsel, including all Contracts and other documents listed on the Company Disclosure Schedules. No representation or warranty by the Company contained in this Agreement, the Ancillary Agreements, the Company Disclosure Schedules, or in any exhibits, schedules, lists, certificates or other documents delivered to the Acquiror by the Company or its Subsidiaries and referred to herein or therein, and no statement in any certificate furnished or to be furnished by or on behalf of the Company or any Subsidiary pursuant hereto or in connection with the transaction contemplated hereby, contains or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is necessary to make the statements contained herein or therein not misleading. To the knowledge of the Company, there are no facts which are material to the Company or any of its Subsidiaries or which could have a Company Material Adverse Effect which the Company has not disclosed to the Acquiror in writing.
          (b) The information supplied by the Company for inclusion in the Joint Proxy Statement or other information included in any information statement or proxy statement relating to the Company Shareholders Meeting or the Acquiror Shareholders Meeting, will not, at the time it is mailed to the Company Shareholders and Acquiror Shareholders, respectively, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in the light of the circumstances under which such statements are made.
     Section 3.27 Inventory. Schedule 3.27 of the Company Disclosure Schedules sets forth a true and complete list of all inventory of the Company and its Subsidiaries as of November 30, 2008, the value thereof and the address at which such inventory was located as of such date. No inventory has been consigned to, or held on consignment from, any third person. Such inventory and any additional items of inventory arising since November 30, 2008 were acquired and have been maintained in accordance with the regular business practices of the Company and its Subsidiaries, consist of new and unused items of a quality and quantity substantially all of which is usable or saleable in the ordinary course of business, and is valued at prices equal to the lower of cost or realizable value and in accordance with the internal accounting practices of the Company and its Subsidiaries applied on a basis consistent with the Financial Statements, each consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage. The inventory (including items of inventory acquired or manufactured subsequent to November 30, 2008) consists, and will as of the Closing Date consist, of products of quality and quantity commercially usable and salable at not substantially less than cost in the ordinary course of business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, and, except as described in Schedule 3.27 of the Company Disclosure Schedules, the present quantities of all inventory are reasonable in the present circumstances of the Company and its Subsidiaries and consistent with the average level of inventory in the past 24 months.

     Section 3.28 Customers and Suppliers.
          (a) Schedule 3.28(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of the top ten purchasers of the Company and its Subsidiaries (determined on the basis of revenues) during the 12 months ended November 30, 2008, (ii) the amount for which each such client was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. Neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe (other than solely as a result of changes in general economic, financial market, business or geopolitical conditions) that any of such clients (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries. None of such clients has otherwise, to the knowledge of the Company, threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) Schedule 3.28(b) of the Company Disclosure Schedules sets forth a true and complete list of (i) the top ten suppliers of the Company and its Subsidiaries (determined on the basis of payables to such suppliers) from which the Company or a Subsidiary ordered products or services during for the 12 months ended November 30, 2008 and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. Neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe (other than solely as a result of changes in general economic, financial market, business or geopolitical conditions) that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or than any such supplier will not sell supplies or services to the Interim Surviving Corporation or the Final Surviving Entity or their respective Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases. No such supplier has otherwise, to the knowledge of the Company, threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 3.29 Warranties. The Company has heretofore delivered to the Acquiror true and correct copies of all written warranties currently in effect covering the respective products and services of the Company or any of its Subsidiaries. During the past three (3) years, neither the Company nor its Subsidiaries has incurred any material warranty expenses during any one year.
     Section 3.30 Capital Expenditures. The aggregate contractual commitments of the Company and its Subsidiaries for new capital expenditures do not exceed $50,000 at November 30, 2008.
     Section 3.31 Key Employees. Schedule 3.31 of the Company Disclosure Schedules lists the name, place of employment, current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in the past four years, the date of employment and a description of the position and job function of each current salaried Employee, officer, director, consultant or agent of the Company or any of its Subsidiaries whose annual compensation exceeded (or, in 2008, is expected to exceed) $100,000.
     Section 3.32 Expenses. The Schedule of Expenses delivered to the Acquiror sets forth or will set forth, when delivered pursuant to Section 2.14, (i) a true and complete list of all Company Transaction Expenses that have been paid (or for which invoices have been received) or will be due and payable that have been paid as of the Closing Date, (ii) a good faith estimate of all such additional Company Transaction Expenses that have been incurred or are reasonably expected to be incurred as of the Closing Date but are not reflected in clause (i) hereof, and (iii) a good faith estimate of any additional Company Transaction Expenses that are reasonably expected to be incurred after the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE ACQUIROR, FIRST-STEP MERGER SUB AND SECOND-STEP
MERGER SUB
     Except as set forth in the corresponding sections or subsections of the Acquiror Disclosure Schedules attached hereto (collectively, the “Acquiror Disclosure Schedules”) (each of which shall qualify only the specifically identified section or subsection of this Article III to which such Company Disclosure Schedules relates and any other section or subsection of this Article III to the extent that it is reasonably apparent from a reading of the face of the disclosure (without having to refer to the underlying documents being disclosed) that such disclosure is relevant and applicable to such other section and subsection), or as set forth in Acquiror’s SEC Reports, the Acquiror hereby represents and warrants to the Company as of the date hereof, on and as of the Closing Date, as though made at the Closing Date, and on and as of the Effective Time, as though made at the Effective Time, as follows:
     Section 4.1 Organization. Each of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Acquiror’s articles of incorporation and bylaws are in full force and effect have not been amended, and the Acquiror Board has not approved or proposed any amendment thereof, since the date of the Acquiror’s most recent Form 10-Q or, if later, Form 8-K on file with the SEC.
     Section 4.2 Authority. Each of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to obtaining approval of the Acquiror Shareholders representing a majority of the outstanding capital stock of the Acquiror and the approval by the Acquiror as the sole shareholder of First-Step Merger Sub and the sole member of Second-Step Merger Sub (which, subject to Sections 5.3 and 5.5, Acquiror hereby agrees to give in a timely manner) (such approvals, collectively, the “Acquiror Shareholder Approval”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Acquiror, First-Step Merger Sub and Second-Step Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Acquiror, First-Step Merger Sub and Second-Step Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of the Acquiror and First-Step Merger Sub, and the sole member of Second-Step Merger Sub. Subject to obtaining Acquiror Shareholder Approval, no other corporate proceedings on the part of the Acquiror, First-Step Merger Sub or Second-Step Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Acquiror, First-Step Merger Sub or Second-Step Merger Sub will be a party will have been, duly and validly executed and delivered by the Acquiror, First-Step Merger Sub and Second-Step Merger Sub, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Acquiror, First-Step Merger Sub or Second-Step Merger Sub will be a party will constitute, the legal, valid and binding obligations of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub, as applicable, enforceable against the Acquiror, First-Step Merger Sub and Second-Step Merger Sub, as applicable, in accordance with their respective terms.
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by each of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, assuming the receipt of Acquiror Shareholder Approval, do not and will not:
               (i) conflict with or violate the certificate of incorporation, articles of incorporation, bylaws or equivalent organizational documents of the Acquiror, First-Step Merger Sub or Second-Step Merger Sub;
               (ii) conflict with or violate any Law applicable to the Acquiror, First-Step Merger Sub or Second-Step Merger Sub; or
               (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any Consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, Permit, franchise, instrument, obligation or other Contract to which the Acquiror, First-Step Merger Sub or Second-Step Merger Sub is a party;
except for any such conflicts, violations, breaches, defaults, Consents or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Acquiror, First-Step Merger Sub or Second-Step Merger Sub to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

          (b) None of the Acquiror, First-Step Merger Sub or Second-Step Merger Sub is required to file, seek or obtain any Permit or Consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror, First-Step Merger Sub and Second-Step Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the First-Step Merger Certificate of Merger with the Secretary of State of the State of California, (ii) the filing of the Second-Step Merger Certificate of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws (including, for the avoidance of doubt, the Form S-4), and (iv) providing such notices as may be required by Nasdaq in connection with the listing of Acquiror Common Stock to be issued in the Merger.
     Section 4.4 Capitalization.
          (a) The authorized capital stock of the Acquiror on the date hereof consists of 40,000,000 shares of Acquiror Common Stock, and 10,000,000 shares of preferred stock, par value $0.001 per share. The number of issued and outstanding shares of capital stock of the Acquiror as of September 30, 2008 is as set forth in Acquiror’s Form 10-Q for the quarter ended September 30, 2008. All of the outstanding shares of Acquiror Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as provided by the Preferred Stock Rights Agreement, none of the outstanding shares of Acquiror Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Acquiror Common Stock is subject to any right of first refusal in favor of the Acquiror, other than early exercise rights and rights of repurchases in favor of the Acquiror with respect to such early exercise rights. Except as contemplated by this Agreement or the Ancillary Agreements, there is no Contract to which the Acquiror is a party relating to the voting or registration of any shares of Acquiror Common Stock.
          (b) Except for the Acquiror Option Plans or as contemplated by this Agreement or the Ancillary Agreements, as of September 30, 2008, the Acquiror does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person.
          (c) Except for the Preferred Stock Rights Agreement or as contemplated by this Agreement or the Ancillary Agreements, as of September 30, 2008, there were no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Acquiror; (ii) outstanding security, instrument or obligation that is convertible into or exchangeable for any shares of the capital stock or other securities of the Acquiror; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Acquiror is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) condition or circumstance known to the Acquiror that would reasonably be expected to give rise to a claim by any Person to the effect that such Person is entitled to acquire or receive from Acquiror any shares of capital stock or other securities of the Acquiror; or (v) outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to the Acquiror.

          (d) All outstanding shares of Acquiror Common Stock and options, warrants and other securities of the Acquiror have been issued and granted in material compliance with all applicable securities Laws and other applicable Law.
     Section 4.5 Equity Interests. Schedule 4.5 of the Acquiror Disclosure Schedules lists each Subsidiary of the Acquiror as of the date hereof. Except for the Subsidiaries listed in Schedule 4.5 of the Acquiror Disclosure Schedules, passive investments or as contemplated by this Agreement or the Ancillary Agreements, neither the Acquiror nor any of its Subsidiaries, directly or indirectly, owns any material equity, partnership, membership or similar interest in, or any interest that is convertible into, exercisable for the purchase of or exchangeable for any such material equity, partnership, membership or similar interest, or is under any obligation to form or participate in, make any loan, capital contribution or other investment in, or assume any material liability or obligation of, any Person.
     Section 4.6 SEC Reports; Financial Statements. The Acquiror has filed all forms, reports, proxy statements and other documents required to be filed by it with the SEC since January 1, 2007 (collectively, “SEC Reports”) and all material SEC Reports of the Acquiror have been filed by the Acquiror in a timely manner. As of its filing date or, in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act, its effective date (or, in each such case, if an SEC Report was amended or superseded by a subsequent filing, then on the date of such filing), (i) each SEC Report complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the applicable date, (ii) no SEC Report filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) no SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. The consolidated financial statements (including any related notes thereto) included in the SEC Reports were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Acquiror as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquiror for the periods indicated.
          (c) From January 1, 2007, through the date hereof, the Acquiror has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Acquiror Common Stock on the NASDAQ Global Market. The Acquiror has not disclosed any unresolved comments in its SEC Reports.

          (d) Since January 1, 2007, there have been no formal material internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Acquiror, the Acquiror Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
     Section 4.7 Absence of Certain Changes or Events. Since September 30, 2008 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have an Acquiror Material Adverse Effect.
     Section 4.8 Compliance with Law; Permits. Each of the Acquiror and its Subsidiaries is and has been in compliance with all Laws applicable to it, except where any non-compliance would not reasonably be expected to have an Acquiror Material Adverse Effect. Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, (i) each of the Acquiror and its Subsidiaries is in possession of all Permits, (ii) each of the Acquiror and its Subsidiaries is and has been in compliance with all such Permits, (iii) all such Permits are in full force and effect, and (iv) no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Acquiror, threatened.
     Section 4.9 Litigation. There is no Action pending or, to the knowledge of the Acquiror, threatened against the Acquiror or any of its Subsidiaries or any property or asset of the Acquiror or any of its Subsidiaries, except as would not reasonably be expected to have an Acquiror Material Adverse Effect. There is no Action pending or, to the knowledge of the Acquiror, threatened against Acquiror that seeks to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or to the knowledge of the Acquiror pending or threatened investigation by, any Governmental Authority (i) relating to the Acquiror, any of its Subsidiaries, any of their properties or assets, except as would not reasonably be expected to have an Acquiror Material Adverse Effect, or (ii) to which the Acquiror is a party and relating to the transactions contemplated by this Agreement or the Ancillary Agreements. There is no material Action by the Acquiror or any of its Subsidiaries pending, or which the Acquiror or any of its Subsidiaries has commenced preparations to initiate, against any other Person. To the knowledge of the Acquiror, no Governmental Entity has at any time challenged or questioned the legal right of the Acquiror to conduct its operations as presently or previously conducted or as currently contemplated to be conducted.
     Section 4.10 Intellectual Property.
          (a) The Acquiror or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Intellectual Property that is used in the Acquiror’s and its Subsidiaries’ businesses, other than Intellectual Property that is licensed to the Acquiror by a third party licensor pursuant to a license agreement that remains in effect, except as would not reasonably be expected to have an Acquiror Material Adverse Effect. Neither the Acquiror nor any of its Subsidiaries has received any written notice or claim challenging the Acquiror’s ownership or the validity of any of the Intellectual Property owned (in whole or in part) by the Acquiror or any of its Subsidiaries.
          (b) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Acquiror or any of its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, except as would not reasonably be expected to have an Acquiror Material Adverse Effect, and neither the Acquiror nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. No Intellectual Property owned by or, to the knowledge of Acquiror, licensed to the Acquiror or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement materially restricting the use or licensing thereof by the Acquiror or its Subsidiaries. To the knowledge of the Acquiror, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Acquiror or any of its Subsidiaries in a material manner.
          (c) The Intellectual Property owned by the Acquiror or any Subsidiary, together with the Intellectual Property licensed to the Acquiror or any Subsidiary, constitutes all the Intellectual Property rights necessary for the conduct of the Acquiror’s business as it is currently conducted and contemplated to be conducted by Acquiror, excluding end user non-exclusive licenses of generally commercially available software used in the Acquiror’s operations and that have not been modified by or for the Acquiror and are licensed for an aggregate license fee of no more than One Hundred Thousand Dollars ($100,000).
          (d) Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, all products of the Acquiror and its Subsidiaries (the “Acquiror Products”) (i) perform in all material respects in accordance with the design specifications pursuant to which the Acquiror Products were developed and (ii) are fully interoperable with the operating platforms and hardware specified in their user documentation. Without limiting the foregoing, (x) there are no material defects, malfunctions or nonconformities in any of the Acquiror Products; (y) during the last three (3) years, there have been, and are, no material claims asserted against the Acquiror or any Subsidiary or any of their distributors related to the Acquiror Products; and (z) the Acquiror has not received and does have any knowledge regarding any requirements to recall any Acquiror Products, except in each case as would not reasonably be expected to have an Acquiror Material Adverse Effect.
     Section 4.11 Taxes. Each of the Acquiror and its Subsidiaries has accurately prepared and timely filed all Returns required to be filed by it. Such Returns are accurate and correct and do not contain a disclosure statement under Section 6662 of the Tax Code or any predecessor provision or comparable provision of state, local or foreign Law. Neither the Acquiror nor any of its Subsidiaries has filed, nor is it required to have filed, a disclosure schedule pursuant to Temp. Treas. Reg. § 1.6011-4. Each of the Acquiror and its Subsidiaries is and has been in material compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention. Each of the Acquiror and its Subsidiaries has timely paid all Taxes it is required to have paid and has adequately provided for all Taxes for which it is required to provide.

     Section 4.12 Material Contracts. Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, each Acquiror Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. None of the Acquiror or any of its Subsidiaries or, to the knowledge of the Acquiror, any other party, is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Acquiror Material Contract, nor has the Acquiror or any of its Subsidiaries received any notice or claim of any such breach, violation or default or any other dispute relating the any Acquiror Material Contract.
     Section 4.13 Accuracy of Information Furnished; Disclosure. The information supplied by the Acquiror for inclusion in the Joint Proxy Statement or other information included in any information statement or proxy statement relating to the Acquiror Shareholders Meeting, will not, at the time it is mailed to the Acquiror Shareholders and Company Shareholders, respectively, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in the light of the circumstances under which such statements are made.
     Section 4.14 Brokers. Except for Avondale Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror, First-Step Merger Sub or Second-Step Merger Sub.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business of the Company and its Subsidiaries Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Acquiror shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice; and the Company shall, and shall cause each of its Subsidiaries to, preserve substantially intact the business organization and assets of the Company and its Subsidiaries, pay the debts and Taxes of the Company when due, use its commercially reasonable efforts to keep available the services of the current officers, Employees and consultants of the Company and its Subsidiaries and use commercially reasonable efforts to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Acquiror of (i) any event or occurrence or emergency not in the ordinary course of business of the Company or any of its Subsidiaries, (ii) any material event involving the Company or any of its Subsidiaries or (iii) any event or action that has decreased or could reasonably be expected to materially decrease the value of the Company or any of its Subsidiaries that arises during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, except as expressly contemplated by this Agreement and subject to Section 5.3, neither the Company nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of the Acquiror:
          (a) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;
          (b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries, other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date hereof in accordance with their current terms, or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;
          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;
          (e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar Contract or arrangement;
          (f) except for the First-Step Merger and the Second-Step Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of its Subsidiaries (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;
          (h) (i) amend, waive, modify or consent to the termination of any Company Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, (ii) except for any sales Contracts with customers entered into in the ordinary course of business, undertake any expenditure, transaction or commitment, or any commitment or transaction of the type described in Section 3.21, exceeding

$25,000 individually or $50,000 in the aggregate, or (iii) enter into any Contract other than in the ordinary course of business consistent with past practice;
          (i) authorize, or make any commitment with respect to, any capital expenditure, except for such capital expenditures that do not, individually or in the aggregate, exceed $25,000;
          (j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $25,000 per year in any single case;
          (k) increase the compensation payable or to become payable or the benefits provided to its directors, officers or Employees (except for (i) normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than $100,000 in total annual cash compensation from the Company or any of its Subsidiaries and (ii) payments of annual bonuses for the fiscal year ended November 30, 2008 as described in Schedule 3.31 of the Company Disclosure Schedules), or grant any severance or termination payment to, or loan or advance any amount to, any director, officer or Employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Plan;
          (l) enter into any Contract with any Related Party of the Company or any of its Subsidiaries, other than as contemplated by this Agreement;
          (m) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
          (n) make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;
          (o) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Company Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;
          (p) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;
          (q) permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries, except by reason of replacement;
          (r) permit the lapse of any right relating to Intellectual Property or any other intangible asset used in and necessary to the business of the Company or any of its Subsidiaries;
          (s) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

          (t) commence or settle any Action;
          (u) take any action, or intentionally fail to take any action, intended to or that would reasonably be expected by the Company to cause any representation or warranty made by the Company in this Agreement or any Ancillary Agreement to be untrue in any material respect or result in a breach of any covenant made by the Company in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Company Material Adverse Effect;
          (v) take any action outside of the ordinary course of business that would individually or in the aggregate be reasonably expected to decrease the cash and cash equivalents as would be required to be shown on the Company’s balance sheet as of the Closing Date to less than $4,500,000; or
          (w) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
     Section 5.2 Conduct of Business of the Acquiror Prior to the Closing. Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement, (a) the Acquiror shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts: to preserve substantially intact the business organization and assets of the Acquiror and its Subsidiaries, to pay the debts and Taxes of the Acquiror when due, to keep available the services of the current officers, employees and consultants of the Acquiror and its Subsidiaries, and to preserve the current relationships of the Acquiror and its Subsidiaries with customers, suppliers and other persons with which the Acquiror or any of its Subsidiaries has significant business relations, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Acquiror at the Effective Time and (b) except as expressly contemplated by this Agreement and subject to Section 5.3, neither the Acquiror nor any of its Subsidiaries shall do, directly or indirectly, any of the following without the prior written consent of the Company:
          (a) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;
          (b) issue, sell, pledge or dispose of, or grant any options, warrants, convertible securities or other rights to acquire, in any individual transaction or series of related transactions, (i) more than 5% of the currently outstanding shares of Acquiror Common Stock or (ii) all or substantially all of the properties or assets of the Acquiror or any of its Subsidiaries, other than (A) sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice, (B) sales or transfers of assets that are not material to the Acquiror’s business;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for (i) dividends by any direct or indirect wholly owned Subsidiary of the Acquiror to the Acquiror or another wholly owned Subsidiary of the Acquiror or (ii) capital contributions from the Acquiror to any direct or indirect wholly owned Subsidiary of the Acquiror or from a Subsidiary of the Acquiror to another Subsidiary of the Acquiror;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;
          (e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar Contract or arrangement, in each such case with a transaction cost to the Acquiror in excess of $5,000,000, except for passive investments and cash management consistent with past practice;
          (f) except for the First-Step Merger and the Second-Step Merger or any transaction described in Section 5.2(e) (disregarding the transaction value), adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquiror or any of its Subsidiaries, or otherwise alter in any material respect the Acquiror’s or a Subsidiary’s corporate structure, other than with respect to any immaterial or inactive Subsidiary;
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, the obligations of any Person, or make any loans or advances, in each such case in excess of $1,000,000, except in the ordinary course of business consistent with past practice;
          (h) take any action, or intentionally fail to take any action, intended to or that would reasonably be expected by the Acquiror to cause any representation or warranty made by the Acquiror in this Agreement or any Ancillary Agreement to be untrue in any material respect or result in a breach of any covenant made by the Acquiror in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have an Acquiror Material Adverse Effect; or
          (i) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
     Section 5.3 Exclusivity.
          (a) Immediately following the execution of and delivery of this Agreement, each of the Company and the Acquiror, and each of their respective Subsidiaries, shall immediately cease any and all existing activities, discussions, or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal relating to the Company and the Acquiror, respectively.
          (b) At all times during the period commencing with the execution and delivery of this Agreement, and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company, nor the Acquiror, shall (nor shall their respective Representatives or Affiliates), directly or indirectly, take any of the following actions with any party other than the other party hereto and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any Acquisition Proposal, (ii) disclose or furnish any information in connection with an Acquisition Proposal concerning the business, technologies or properties of either the Company or the Acquiror, or any of their respective Subsidiaries, or afford to any Person access to its properties, technologies, books or records, in connection with an Acquisition Proposal, (iii) approve, endorse or recommend an Acquisition Proposal relating to the Company or the Acquiror, respectively; (iv) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Proposal relating to the Company or the Acquiror, respectively; or (v) terminate, amend or waive any rights under any “standstill” or other similar Contract between it or any of its Subsidiaries and any Person (other than the other party hereto); provided that:
               (i) notwithstanding the foregoing, at any time prior to obtaining the Acquiror Shareholder Approval the Acquiror may, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the provisions of this Section 5.3, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide Acquisition Proposal for the Acquiror in writing that the Acquiror Board reasonably determines in good faith would not require the Acquiror to forego the Merger and the other transactions contemplated hereby or constitutes or is reasonably likely to lead to an Acquiror Superior Proposal, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide Acquisition Proposal for the Acquiror in writing that the Acquiror Board reasonably determines in good faith would not require the Acquiror to forego the Merger and the other transactions contemplated hereby or (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to an Acquiror Superior Proposal, non-public information relating to Acquiror or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to Acquiror than those contained in the Confidentiality Agreement, provided further, that, in the case of any action taken pursuant to the foregoing clauses (A) or (B), (x) the Acquiror Board reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under the DGCL, (y) at least one (1) Business Day prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Acquiror gives the Company written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal and of the Acquiror’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (z) contemporaneously with furnishing any non-public information to such Person, the Acquiror furnishes such non-public information to the Company (to the extent such information has not been previously furnished to the Company); and
               (ii) notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval the Company may, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the provisions of this Section 5.3, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide Acquisition Proposal for the Company in writing that the Company Board reasonably determines in good faith constitutes or is reasonably likely to lead to a Company Superior Proposal, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide Acquisition Proposal for the Company in writing that the Company Board reasonably determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Company Superior Proposal, non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided further, that, in the case of any action taken pursuant to the foregoing clauses (A) or (B), (x) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under the Cal Code, (y) at least one (1) Business Day prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives the Acquiror written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give the Acquiror a copy of all written materials comprising or relating thereto) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (z) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to the Acquiror (to the extent such information has not been previously furnished to the Acquiror).
          (c) In addition to the obligations of the Company and the Acquiror set forth in Section 5.3(a) and Section 5.3(b), and subject to the terms of the Confidentiality Agreement, each of the Company and the Acquiror shall promptly, and in all cases within twenty four (24) hours of its receipt, advise the other party hereto orally and in writing of (i) any Acquisition Proposal it receives or (ii) any request for information it receives that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.
          (d) Each party shall keep the other party reasonably informed on a current basis of the status of any discussions with respect to any Acquisition Proposal and the material terms and conditions (including all amendments or proposed amendments) of any Acquisition Proposal, request or inquiry it receives. In addition to the foregoing, each party shall provide the other party hereto with at least three (3) Business Days written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received.
     Section 5.4 S-4 Registration Statement.
          (a) As soon as practicable following the date of this Agreement, the Company and the Acquiror shall prepare and file with the SEC the Joint Proxy Statement and the Acquiror shall prepare and file with the SEC a registration statement on Form S-4 with respect to the Acquiror Common Stock and Acquiror Warrants to be issued in connection with the Merger or in connection with the exercise of any Acquiror Warrant (together with any amendment or supplement thereto, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. The Company shall reasonably promptly furnish to the Acquiror all information concerning the Company and the Company Shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.4 (including, without limitation, the audited financial statements of the Company for the three fiscal years ended November 30, 2008 complying with the requirements of the Securities Act and the Exchange Act). In addition, the Company shall promptly furnish to the Acquiror all information concerning the Company, its Subsidiaries and the Company Shareholders that may be required or reasonably requested in connection with any pre- or post-effective amendment to the Form S-4 and shall use its diligence efforts to cause its independent auditors to promptly provide all Consents for the inclusion of the audited financial statements of the Company and the report thereon of the Company’s independent auditors in the reports, registration statements, or filings of the Acquiror filed or to be filed with the SEC. Each of the Company and Acquiror shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company Shareholder, and the Acquiror shall use commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the Acquiror Shareholders, in each case as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 will be made by the Acquiror, and no filing of, or amendment or supplement to the Joint Proxy Statement will be made by the Company or the Acquiror, in each case, without providing the other party and its respective counsel a reasonable opportunity (subject to applicable Law and the time requirements) to review and comment thereon and giving due consideration to such comments. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives or Affiliates, on the one hand, and the SEC or its staff on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If at any time prior to the Effective Time any information relating to the Company or the Acquiror, or any of their respective Affiliates, Subsidiaries, Employees, officers or directors, should be discovered by the Company or the Acquiror which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC as soon as reasonably practicable and, to the extent required by applicable Law, disseminated to the shareholders of each of the Company and the Acquiror. The parties acknowledge and agree that the foregoing arrangements may be altered by the Acquiror as Acquiror deems necessary to respond to any comments or requests from the SEC.
          (b) Prior to the Effective Time, the Acquiror shall use commercially reasonable efforts to make all required filings with state regulatory authorities and Nasdaq and to cause the Acquiror Common Stock and Acquiror Warrants to be issued in the Merger or in connection with the exercise of any Acquiror Warrant to qualify under the securities or “blue sky” Law of every jurisdiction of the United States in which any registered Company Shareholder has an address of record on the record date for determining the shareholders entitled to notice of and to vote on the Merger (other than qualifying to do business in a State in which it is not now qualified), and the Company shall furnish all information concerning the Company, its Subsidiaries and the Company Shareholders as the Acquiror may request in connection with any such action.
     Section 5.5 Shareholder Meetings.
          (a) Company Shareholders Meeting.
               (i) As soon as reasonably practicable following the date the Form S-4 becomes effective, but in any event within five (5) Business Days, the Company shall take all action necessary in accordance with the Cal Code and the Company’s articles of incorporation and bylaws to duly call and give notice of the meeting of Company Shareholders to be held in connection with the Merger (the “Company Shareholders Meeting”) for Company Shareholders to consider and vote upon the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby and by the Ancillary Agreement, and the Company shall take all action necessary in accordance with the Cal Code and the Company’s articles of incorporation and bylaws to convene and hold such Company Shareholders’ Meeting as soon as reasonably practicable following the giving of such notice, but in any event within 30 calendar days thereafter.
               (ii) The Company shall (A) through the Company Board, unanimously recommend to Company Shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and by the Ancillary Agreements (the “Company Board Recommendation”), (B) use its commercially reasonable efforts to solicit and obtain the Company Shareholder Approval and satisfy the condition set forth in Section 7.3(l), and (C) include the Company Board Recommendation in the Joint Proxy Statement.
               (iii) The Company agrees that its obligations pursuant to Section 5.5(a)(i) shall not be affected by any Board Recommendation Change or any Acquisition Proposal. Without limiting the generality of the foregoing, nothing set forth in this Section 5.5 relieves the Company of its obligation to submit this Agreement and the Merger and the other transactions contemplated hereby and by the Ancillary Agreements to a vote of the Company Shareholders at the Company Shareholders Meeting.
               (iv) The Company shall provide the Acquiror with the Company Shareholders’ list as and when requested by the Acquiror, including at any time and from time to time following any Board Recommendation Change.
               (v) Nothing in this Section 5.5(a) shall be deemed to require the Company to waive any condition to closing set forth in Section 7.1 or Section 7.2 hereof or to restrict the Company’s right to terminate this Agreement in accordance with the provisions of this Agreement.
          (b) Acquiror Shareholders Meeting.
               (i) As soon as reasonably practicable following the date the Form S-4 becomes effective, but in any event within five (5) Business Days, the Acquiror shall take all action necessary in accordance with the DGCL and the Acquiror’s certificate of incorporation and bylaws to duly call and give notice of the Acquiror shareholders meeting (including any adjournments or postponements thereof as Acquiror may deem necessary, the “Acquiror Shareholders Meeting”) for Acquiror Shareholders to consider and vote upon the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby and by the Ancillary Agreement, and the Acquiror shall take all action necessary in accordance with the DGCL and the Acquiror’s articles of incorporation and bylaws to convene and hold such Acquiror Shareholders Meeting as soon as reasonably practicable following the giving of such notice, but in any event within 50 calendar days thereafter, excluding any adjournments or postponements thereof as Acquiror may deem necessary.
               (ii) The Acquiror shall (A) through the Acquiror Board, unanimously recommend to Acquiror Shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and by the Ancillary Agreement (the “Acquiror Board Recommendation”), (B) use its commercially reasonable efforts to solicit and obtain the Acquiror Shareholder Approval, and (C) include the Acquiror Board Recommendation in the Joint Proxy Statement.
               (iii) Nothing in this Section 5.5(b) shall be deemed to require the Acquiror to waive any condition to closing set forth in Section 7.1 or Section 7.3 hereof or to restrict the Acquiror’s right to terminate this Agreement in accordance with the provisions of this Agreement.
          (c) Board Recommendation Change. Subject to the terms of this Section 5.5(c), neither the Company Board nor the Acquiror Board nor any committee thereof shall change, withhold, withdraw, amend, modify, qualify or condition in a manner adverse to the other party, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to the other party, the Company Board Recommendation or the Acquiror Board Recommendation (a “Board Recommendation Change”); provided, however, that:
               (i) notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Company may effect a Board Recommendation Change, if (A) the Company has received an Acquisition Proposal relating to it that constitutes a Company Superior Proposal, (B) prior to effecting such Board Recommendation Change, the Company shall have given the Acquiror at least five (5) Business Days notice thereof, which notice shall include the most current terms of such Company Superior Proposal and the identity of the Person making such Company Superior Proposal and the opportunity to meet to discuss in good faith a modification of the terms and conditions of this Agreement so that the Merger and the other transactions contemplated hereby may be effected, (C) the Acquiror shall not have made, within three (3) Business Days after receipt of the written notice of the Company’s intention to effect a Board Recommendation Change, a counter-offer or proposal that is at least as favorable to the Company Shareholders as such Company Superior Proposal and (D) after such discussions, the Company Board reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by the Acquiror pursuant to the immediately preceding clause) that the failure to effect such Board Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under the Cal Code; and

               (ii) notwithstanding the foregoing, at any time prior to obtaining the Acquiror Shareholder Approval, the Acquiror may effect a Board Recommendation Change, if (A) the Acquiror has received an Acquisition Proposal relating to it that constitutes an Acquiror Superior Proposal, (B) prior to effecting such Board Recommendation Change, the Acquiror shall have given the Company at least five (5) Business Days notice thereof, which notice shall include the most current terms of such Acquiror Superior Proposal and the identity of the Person making such Acquiror Superior Proposal and the opportunity to meet to discuss in good faith a modification of the terms and conditions of this Agreement so that the Merger and the other transactions contemplated hereby may be effected, and (C) after such discussions, the Acquiror Board reasonably determines in good faith (after consultation with outside legal counsel) that the failure to effect such Board Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under the DGCL.
          (d) Nothing in this Agreement shall prohibit the Acquiror Board from (i) taking and disclosing to the Acquiror Shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or (ii) complying with the provisions of Rule 14d-9 promulgated under the Exchange Act.
     Section 5.6 Access to Information. From the date hereof until the Closing Date, each of the Company and the Acquiror shall (i) provide the other party and their respective Representatives complete access (including for inspection and copying) at all reasonable times to the properties, offices, plants and other facilities, books and records of the such party and its Affiliates and Subsidiaries, (ii) furnish the other party and their respective Representatives such financial, operating and other data and other information on the business and properties of such party and its Affiliates and Subsidiaries as may be reasonably requested from time to time, (iii) instruct its Employees, Representatives, Affiliates and Subsidiaries (and the Employees, Representatives, Affiliates of any Subsidiary or Affiliate) to cooperate in good faith with the other party and their respective Representatives, and (iv) subject to restrictions imposed by applicable Law, if any, allow the other party and their respective Representatives to make all extracts and copies of the books and records of the such party and its Affiliates and Subsidiaries as may be reasonably requested from time to time; provided, however, that no information discovered through the access afforded by this Section 5.6 shall (x) limit or otherwise affect any remedies available to the party receiving such access, or (y) be deemed to amend or supplement the Disclosure Schedules of the disclosing party or prevent or cure any misrepresentations, breach of representation or warranty or breach of covenant.
     Section 5.7 Notification of Certain Matters; Supplements to Disclosure Schedules.
          (a) The Company and the Acquiror shall give prompt written notice to the other party of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any of its respective representations or warranties contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate in any material respect, (ii) the occurrence of any change, condition or event that has had or could reasonably likely have a Company Material Adverse Effect or Acquiror Material Adverse Effect, as applicable, (iii) any failure of the Company or the Acquiror or any of their respective Subsidiaries or Affiliates or Representatives to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the non-fulfillment of any of the conditions to the other party’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (v) any Action pending or, to the knowledge of such party, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice or (y) be deemed to amend or supplement the Disclosure Schedules of the disclosing party or prevent or cure any misrepresentations, breach of representation or warranty or breach of covenant.
          (b) Each party shall from time to time supplement the information set forth on its respective Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules or in any representation or warranty of such party which has been rendered inaccurate thereby promptly following discovery thereof; provided, however, that no such supplement shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Sections 7.2 or 7.3, the compliance by the Company or the Acquiror, as applicable, with any covenant set forth herein.
     Section 5.8 Spreadsheet. The Company shall deliver to the Acquiror a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.8, which spreadsheet shall be certified as complete and correct by the chief executive officer and chief financial officer of the Company as of the Effective Time and which shall include, among other things, as of immediately prior to the Effective Time, (a) all Company Shareholders and their respective addresses, indicating whether such holder is an Employee, the number of shares of Company Common Stock held by such Company Shareholder (including the respective certificate numbers of Company Common Stock), the aggregate Merger Consideration Per Share payable to each Company Shareholder, and such other information relevant thereto or which the Acquiror may reasonably request, and (b) all holders of Company Warrants and their respective addresses, whether each such holder is an employee, the number of shares of Company Common Stock underlying each such Company Warrant, the grant dates of such Company Warrants, the exercise price of such Company Warrants and such other information relevant thereto or which the Acquiror may reasonably request. The Company shall deliver a preliminary Spreadsheet to the Acquiror at least five (5) Business Days prior to the Closing Date, and shall deliver a definitive, final Spreadsheet to the Acquiror at least one (1) Business Day prior to the Closing Date.
     Section 5.9 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

     Section 5.10 Stock Option Plans; Additional Director Warrants; Employee Benefit Plans. Prior to the Effective Time, the Company shall take all actions necessary to ensure that (a) all Company Option Plans and all other option or other equity-based plans and all Company Options shall terminate as of the Effective Time and (b) after the Effective Time, the Company is not bound by any Company Option, Company Option Plan or other equity-based or other right issued by the Company or any Subsidiary that would entitle any Person, other than the Acquiror or its Affiliates, to beneficially own, or receive any payments other than as contemplated in Article II in respect of, any capital stock or any other security of the Company, any Subsidiary of the Company, the Interim Surviving Corporation or the Final Surviving Entity. After the Effective Time, (i) the Acquiror, in the ordinary course of its employee compensation process and with input and approval from Larry Midland, will make appropriate grants of employee stock options under the Acquiror Option Plans to employees of the Company consistent with stock grants made to similarly situated employees of Acquiror, and (ii) in exchange for their service to the Company during 2008, the Acquiror will grant to each of the Company directors listed on Schedule 5.10 an Acquiror Warrant to purchase up to the number of shares of Acquiror into which 3,000 shares of Company Common Stock would convert at the Effective Time based on the Conversion Ratio, at an exercise price of $3.00 per share of Acquiror Common Stock, which Acquiror Warrants will be evidenced by and subject to the terms and conditions of the Warrant Agreement substantially in the form attached hereto as Exhibit G. In addition, between the date of this Agreement and the Closing Date, the Company and the Acquiror will cooperate in good faith to determine which Plans of the Company and its Subsidiaries shall continue in effect after the Effective Time and whether any such Plan should be amended in any respect.
     Section 5.11 Confidentiality. Each of the parties shall hold, and shall cause its respective Subsidiaries, Affiliates and Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby or by any Ancillary Agreement pursuant to the terms of the confidentiality agreement dated July 8, 2008 between the Acquiror and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Notwithstanding anything to the contrary, the Company acknowledges that the Acquiror Common Stock is publicly traded and that any information obtained by the Company, its Subsidiaries or Affiliates or any of their respective Representatives during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company acknowledges and agrees not to (and the Company will cause its Subsidiaries not to and will inform its Affiliates and Representatives not to) engage in any discussions or correspondence relating to, or transactions in, the Acquiror Common Stock in violation of applicable securities Laws.
     Section 5.12 Public Announcements. Neither the Company nor any of its Subsidiaries, Affiliates and Representatives shall issue any statement or communication to any third Person (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting the Acquiror, except to the extent the Company reasonably determines is required under applicable Law. Neither the Acquiror not any of its Subsidiaries, Affiliates and Representatives

shall issue any statement or communication to any third Person (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement and the reasons therefor, without first consulting the Company, except to the extent the Acquiror reasonably determines is required under applicable Law, the Acquiror’s obligation to comply with applicable securities Laws, or the rules of Nasdaq.
     Section 5.13 Commercially Reasonable Efforts. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all Consents and Permits as are necessary for the consummation by such party of the transactions contemplated by this Agreement and the Ancillary Agreements or for which such party (or any of its Subsidiaries or Affiliates) is otherwise responsible, including, without limitation, any required Consents under any Contract to which such party (or any of its Subsidiaries or Affiliates) is a party or is bound in a form reasonably acceptable to the other party, (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Ancillary Agreements required to be made by such party (or any of its Subsidiaries or Affiliates) under any applicable Law and (c) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other Action (whether temporary, preliminary or permanent) to which such party (or any of its Subsidiaries or Affiliates) is subject that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Company shall permit the Acquiror reasonably to participate in the defense and settlement of any Action or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby or by any of the Ancillary Agreements, and the Company shall not settle or compromise any such Action or cause of action without the Acquiror’s written consent. Notwithstanding anything herein to the contrary, no party shall be required by this Section 5.13 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any of it assets (or in the case of the Acquiror, any of the assets of the Company) or any of the assets of its respective Subsidiaries or Affiliates or (ii) limit its freedom of action with respect to, or its ability to consolidate and control, any of its assets or businesses (or in the case of the Acquiror, any of the assets or businesses of the Company), or the assets or businesses of its respective Subsidiaries or Affiliates.
     Section 5.14 Indemnification; Directors’ and Officers’ Insurance.
          (a) From and after the Closing Date until the third (3rd) anniversary thereof and, to the extent of coverage under the D&O Policy (as defined below), for three (3) additional years thereafter, the Interim Surviving Corporation or the Final Surviving Entity, as applicable (each, an “Indemnifying Party”) shall, (i) to the maximum extent permitted under applicable Law, indemnify and hold harmless the directors and officers of the Company and its Subsidiaries serving as of the date of this Agreement (each, an “Indemnified Party”) from and against all costs and expenses (including reasonable attorneys’ fees), judgments, losses, claims, damages, liabilities and settlement amounts (paid with the Acquiror’s prior written consent), in each case, to the extent actually and reasonably incurred and arising from any claim, action, suit, proceeding or investigation pertaining to the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries, whether pending, asserted, claimed or threatened prior to or at (but only to the extent disclosed to the Acquiror on or prior to the Closing Date, provided that with respect to any threatened matter, the Company had knowledge of such matter on or prior to the Closing Date), or after the Effective Time (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby), and (ii) advance any reasonable and documented expenses related thereto, subject to the receipt from the Indemnified Party of any undertaking to repay any such amounts for which it is determined that the Indemnified Party was not entitled or as required under applicable Law. In the event of any such claim, action, suit, proceeding or investigation, (x) the Indemnifying Party shall pay the reasonable and documented fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Indemnifying Party, and (y) the Indemnifying Party may participate in the defense of any such matter; provided, however, that the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; provided further, that neither the Interim Surviving Corporation nor the Final Surviving Entity shall be obligated pursuant to this Section 5.14 to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single Action unless a conflict of interest precludes the effective representation of more than one Indemnified Party with respect to the applicable claim, action, suit, proceeding or investigation.
          (b) The Interim Surviving Corporation and Final Surviving Entity, as the case may be, shall maintain in effect for six (6) years from the Closing Date, if available, the directors’ and officers’ liability insurance policies maintained by the Company as of the date hereof (the “D&O Policy”, a true, correct and complete copy of which has been heretofore provided to the Acquiror) with respect to acts or omissions occurring prior to the Closing Date; provided, however, that the Interim Surviving Corporation or Final Surviving Entity may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are substantially similar, in the aggregate, to the Company’s existing policies as of the date hereof or (ii) obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Closing Date); and provided further, that in no event shall the Final Surviving Entity be required to pay aggregate premiums for insurance under this Section 5.14(b) in excess of $50,000.
          (c) The provisions in this Section 5.14 are intended to be for the benefit of, and shall be enforceable by each of the Indemnified Parties, their heirs and representatives. In the event the Final Surviving Entity (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such successors or assigns shall succeed to the obligations set forth in this Section 5.14.
     Section 5.15 Tax-Free Reorganization.
          (a) Each of the Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company shall use its commercially reasonable efforts to cause the First-Step Merger and the Second-Step Merger to qualify as a “reorganization” within the meaning of Section

368(a) of the Tax Code. None of the Acquiror, First-Step Merger Sub, Second-Step Merger Sub, the Company, or their respective Subsidiaries shall take, or agree to take, any action (including any action otherwise permitted by Section 5.15 in the case of the Company) that could prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Tax Code.
          (b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Tax Code, each of the Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company shall report the First-Step Merger and the Second-Step Merger as a “reorganization” within the meaning of Section 368(a) of the Tax Code.
          (c) The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to the Acquiror’s and the Company’s tax counsel and tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Tax Code. The Acquiror’s and the Company’s tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.
     Section 5.16 Second-Step Merger. As soon as reasonably practicable after the Effective Time and in any event within sixty (60) days of the Effective Time, the Acquiror shall cause the Second-Step Merger to be effected by, among other things, approving the Second-Step Merger as the sole shareholder of the Interim Surviving Corporation and the Second-Step Merger Sub, adopting and cause the Interim Surviving Corporation and the Second-Step Merger Sub to adopt an agreement and plan of merger pursuant to which the Interim Surviving Corporation shall be merged with and into the Second-Step Merger Sub with the Second-Step Merger Sub being the entity surviving the Second-Step Merger as a wholly owned subsidiary of the Acquiror. There shall be no conditions to the Second-Step Merger, other than (a) the consummation of the Merger and (b) the absence of any legal prohibition on completing the Second-Step Merger. It is intended that the Second-Step Merger shall occur as described in this Section 5.16, and that the First-Step Merger and the Second-Step Merger together qualify as a reorganization under the provisions of Section 368(a) of the Tax Code, and that this Agreement constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the regulations promulgated under the Tax Code.
     Section 5.17 Internal Controls and Procedures.
          (a) As soon as reasonably practicable after the date of this Agreement, the Company and the Acquiror will cooperate in good faith and use commercially reasonable efforts to design, and the Company and its Subsidiaries will implement, maintain, adhere to and enforce, a system of internal accounting and disclosure controls and procedures that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements, Interim Financial Statements, 2008 Subsidiary Financial Statements and Interim Subsidiary Financial Statements), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. If reasonably requested by the Acquiror, the Acquiror’s independent auditors, or the Company’s independent auditors, the Company shall hire financial personnel (or allow financial personnel of Acquiror) to assist with implementing the foregoing. The identity and terms of such personnel’s engagement reasonably shall be subject to the approval of the Acquiror and the Acquiror shall be responsible for the compensation paid to any such personnel during the period from the date of hire until the earlier of the Closing Date and the termination of this Agreement.
          (b) The Company will promptly inform the Acquiror in the event that the Company, any of its Subsidiaries, any of the officers, directors or Employees of the Company or any of its Subsidiaries or the Company’s independent auditors identifies or becomes aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the management or other Employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing. The Company will cause its officers and directors, in cooperation with the Acquiror, to evaluate the effectiveness of such internal controls in order to determine whether or not there exist any significant deficiencies in the design or operation that could adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize, and report financial data after the Closing.
     Section 5.18 FIRPTA Compliance. On the Closing Date, the Company shall deliver to the Acquiror a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to the Acquiror for purposes of satisfying the Acquiror’s obligations under Treasury Regulation Section 1.1445 2(c)(3).
     Section 5.19 Employee Invention Agreements. Between the date of this Agreement and the Closing Date, the Company shall use its reasonable efforts to, and shall cause its Subsidiaries to use their reasonable efforts to, enter into written agreements between the Company or such Subsidiary and each current and former director, officer, management Employee or technical and professional Employee, which provide that such director, officer, or Employee will maintain in confidence all confidential or proprietary information acquired by them in the course of their employment with the Company or a Subsidiary, and to assign to the Company or such Subsidiary all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter (collectively, the “Employee Invention Agreements”). Promptly after entering into each such Employee Invention Agreement, the Company shall provide a true, correct and complete copy of each fully executed agreement to the Acquiror.
     Section 5.20 Business Plan. Both the Company and the Acquiror will cooperate in good faith to develop a post-closing business plan for the operation of the Final Surviving Entity;

provided that the development of any such plan shall not be a condition to either party’s obligations under this Agreement.
     Section 5.21 2008 Financial Statements. As soon as reasonably practicable after the date of this Agreement, and in any event within five (5) days after they are first provided to the Company by the Company’s auditors, the Company will deliver to Acquiror true and complete copies of the 2008 Financial Statements and the 2008 Subsidiary Financial Statements.
     Section 5.22 Board Appointment. Acquiror shall take all necessary action to arrange for the appointment of Larry Midland to the Acquiror Board, effective upon the Effective Time.
ARTICLE VI
SURVIVABILITY
     Section 6.1 Survival of Representations, Warranties, and Covenants. The representations and warranties of the Company, the Acquiror, First-Step Merger Sub and Second-Step Merger Sub contained in this Agreement, the Company Disclosure Schedules, the Acquiror Disclosure Schedules, and any certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall not survive the Effective Time; provided, however, that the covenants and agreements contained in Sections 5.14, 5.15(b) and 5.16, which by its terms contemplate actions or impose obligations following the Effective Time, shall survive the Effective Time and remain in full force and effect in accordance with their terms.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
          (a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (including the First-Step Merger and the Second-Step Merger).
          (b) Approval of Shareholders.
               (i) The Company Shareholder Approval shall have been validly obtained under the Cal Code and the Company’s articles of incorporation and bylaws.
               (ii) The Acquiror Shareholder Approval shall have been validly obtained under the DGCL and the Acquiror’s certificate of incorporation and bylaws.

          (c) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and be pending with respect to the Form S-4.
          (d) Listing. The shares of Acquiror Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on Nasdaq, and the Acquiror shall have maintained its existing listing on Nasdaq.
          (e) No Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority that could (i) require divestiture of any assets of the Acquiror as a result of the transactions contemplated by this Agreement or the divestiture of any assets of the Company or any of its Subsidiaries, (ii) prohibit or impose limitations on the Acquiror’s ownership or operation of all or a material portion of its or the Company’s business or assets (or those of any of its Subsidiaries or Affiliates), or (iii) impose limitations on the ability of the Acquiror or its Affiliates, or render the Acquiror or its Affiliates unable, effectively to control the business, assets or operations of the Company or its Subsidiaries in any material respect.
          (f) Reorganization Opinion of Counsel. The Company and the Acquiror shall have received a written opinion of Gibson, Dunn & Crutcher LLP, counsel to the Acquiror, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Tax Code, (ii) each of the Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Tax Code, and such opinion shall not have been withdrawn, (iii) there shall be no gain or loss recognized by Company Shareholders in connection with their receipt of the Stock Merger Consideration Per Share and the Warrant Consideration Per Share, and (iv) the Company Shareholders shall generally recognize capital gain or loss with respect to the Cash Merger Consideration Per Share; provided, however, that any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions. The Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company agree to provide to such counsel such representations as such counsel reasonably requests in connection with rendering such opinions.
     Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:
          (a) Representations, Warranties and Covenants. The representations and warranties of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub contained in this Agreement (disregarding all qualifications and exceptions regarding materiality or Acquiror Material Adverse Effect) or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. This condition shall be deemed satisfied unless the Company would be entitled to terminate this Agreement pursuant to Section 8.1(b) hereof. The Acquiror, First-Step Merger Sub and Second-Step Merger Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing Date.
          (b) Closing Certificates.
               (i) Officer’s Certificates. The Company shall have received, from each of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub a certificate certifying as to the matters set forth in Section 7.2(a), signed by a duly authorized officer of each of the Acquiror First-Step Merger Sub and Second-Step Merger Sub.
               (ii) Good Standing Certificate. The Company shall have received a certificate of good standing from the Secretary of State of the State of Delaware (or such other applicable jurisdiction) which is dated within five (5) days of the Closing Date with respect to the Acquiror, First-Step Merger Sub and Second-Step Merger Sub.
               (iii) Secretary’s Certificate. The Company shall have received a certificate, validly executed by the Secretary of the Acquiror, certifying (A) the terms and effectiveness of the Acquiror’s certificate of incorporation and bylaws, (B) the valid adoption of resolutions of the Acquiror Board (whereby the Merger and the transactions contemplated hereunder were approved by the Acquiror Board), (C) that the Acquiror Shareholder Approval shall have been obtained and (D) such other matters customarily included in such certificates or reasonably requested by the Company.
          (c) Rights Agreement. The Acquiror Board shall have amended the Preferred Stock Rights Agreement to prevent the Merger and the other transactions contemplated hereby from triggering the rights thereunder.
          (d) Employment of Felix Marx. Felix Marx shall remain in the employ of the Acquiror as its chief executive officer.
          (e) Absence of Material Adverse Effect. There shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have an Acquiror Material Adverse Effect.
          (f) Board Appointment. Larry Midland shall have been appointed to the Acquiror Board, effective as of the Effective Time.
     Section 7.3 Conditions to Obligations of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub. The obligations of the Acquiror, First-Step Merger Sub and Second-Step Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by the Acquiror in its sole discretion:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions regarding materiality or Company Material Adverse Effect) or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. This condition shall be deemed satisfied unless Acquiror would be entitled to terminate this Agreement pursuant to Section 8.1(c) hereof. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing Date.
          (b) Closing Certificates.
               (i) Officer’s Certificate. The Acquiror shall have received a certificate certifying as to the matters set forth in Section 7.3(a), signed by a duly authorized officer of the Company; and
               (ii) Good Standing Certificate. The Acquiror shall have received a certificate of good standing from the Secretary of State of the State of California (or such other applicable jurisdiction) which is dated within five (5) Business Days of the Closing Date with respect to the Company and each of its Subsidiaries.
               (iii) Secretary’s Certificate. The Acquiror shall have received a certificate, validly executed by the Secretary of the Company, certifying (A) the terms and effectiveness of the Company’s articles of incorporation and bylaws, (B) the valid adoption of resolutions of the Company Board (whereby the Merger and the transactions contemplated hereunder were approved by the Company Board) and (C) that the Company Shareholder Approval shall have been obtained, and (D) such other matters customarily included in such certificates or reasonably requested by the Acquiror.
          (c) Consents and Approvals. All Consents set forth on Schedule 7.3(c) shall have been received and shall be satisfactory in form and substance to the Acquiror.
          (d) Ancillary Agreements. The Acquiror shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Acquiror, First-Step Merger Sub or Second-Step Merger Sub, and all such Ancillary Agreements shall be and remain in full force and effect as of the Closing Date; provided that only three of the four New Employment Agreements, including the New Employment Agreement of Larry Midland, shall be required to remain in full force and effect as of the Closing Date.
          (e) Resignations. The Acquiror shall have received letters of resignation from the directors of the Company and each of its Subsidiaries.
          (f) Schedule of Transaction Expenses. The Company shall have delivered to the Acquiror the Schedule of Expenses.

          (g) Delivery of Spreadsheet. The Acquiror shall have received from the Company the Spreadsheet.
          (h) FIRPTA Certificate. The Acquiror shall have received a copy of the FIRPTA Compliance Certificate.
          (i) Third Party Expense Statements and Releases. The Acquiror shall have received from each third party referred to in the Schedule of Expenses a written instrument in form and substance reasonably satisfactory to the Acquiror containing (i) the invoice for the aggregate unpaid fees and expenses of such party incurred by the Company as of the Closing Date (and stating the amount of previously paid fees and expenses) that are or may be characterized as Company Transaction Expenses hereunder and (ii) a statement releasing and discharging the Acquiror, First-Step Merger Sub, Second-Step Merger Sub, the Company, the Interim Surviving Corporation, the Final Surviving Entity, and any of their Affiliates from any liability for any Company Transaction Expenses or amounts thereof not specifically referred to in the Schedule of Expenses.
          (j) Dissenting Shares. The Company shall have taken all action necessary with respect to the rights of Dissenting Shares required pursuant to the Cal Code, including the mailing of the notice required under Chapter 13 of the Cal Code to any Dissenting Shareholders as soon as reasonably practicable after obtaining the Company Shareholder Approval, and on the Closing Date not more than ten percent (10%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time are Dissenting Shares or shall continue to have a right to exercise dissenters, appraisal or other similar rights under applicable Law by virtue of the Merger.
          (k) EMEA Affiliate. The Company shall have purchased all of the outstanding shares of Hirsch EMEA, Inc. and Hirsch EMEA, Inc. shall have an option to purchase 100% of the capital of MCV Trading SRL, on the terms set forth in the agreement attached hereto as Exhibit H.
          (l) Termination of Stock Option Plans and Company Options. The Company shall have terminated all Company Option Plans and all Company Options as of the Effective Time.
          (m) Shareholder Approval. This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by Company Shareholders holding a majority of the shares of Company Common Stock outstanding as of the applicable record date for the Company Shareholders Meeting, provided, that for the purposes of this Section 7.3(o), shares of Company Common Stock held or beneficially owned by any of the Company’s directors who could be deemed to have a material financial interest (as such term is used in connection with Section 310 of the Cal Code) in the transactions contemplated by this Agreement or any of the Ancillary Agreements. or their Affiliates shall be counted for purposes of determining the number of shares of Company Common Stock outstanding, but shall not be counted for purposes of determining whether a majority of the shares have approved this Agreement and the transactions contemplated hereby.

          (n) No Material Adverse Effect. There shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:
          (a) by mutual written consent of the Acquiror and the Company
          (b) by the Company, if the Acquiror, First-Step Merger Sub or Second-Step Merger Sub (i) (A) breach any of their representations or warranties contained in this Agreement or any Ancillary Agreement and such breach(es) (disregarding all qualifications and exceptions regarding materiality or Acquiror Material Adverse Effect), individually or in the aggregate, give rise to or could reasonably be expected to give rise to a loss, cost, damage, liability or expense of the Acquiror or its Subsidiaries in excess of $2,500,000, or (B) fails to perform in all material respects any of the covenants contained in this Agreement or any Ancillary Agreement, (ii) such breach(es) or failure(s) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (iii) such breach(es) or failure(s) have not been waived by the Company;
          (c) by the Acquiror, if the Company (i) (A) breaches any of its representations or warranties contained in this Agreement or any Ancillary Agreement and such breaches (disregarding all qualifications and exceptions regarding materiality or Company Material Adverse Effect), individually or in the aggregate, gives rise to or could reasonably be expected to give rise to a loss, cost, damage, liability or expense of the Company or its Subsidiaries in excess of $2,500,000, or (B) fails to perform in all material respects any of the covenants contained in this Agreement or any Ancillary Agreement, (ii) such breach(es) or failure(s) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (iii) such breach(es) or failure(s) have not been waived by the Acquiror;
          (d) (i) by the Company, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment on or prior to May 31, 2009 (the “Outside Date”; provided, that, if the Form S-4 is not declared effective on or before February 15, 2009, or the Acquiror deems it necessary to adjourn or postpone the Acquiror Shareholders Meeting in order to obtain the Acquiror Shareholder Approval, then the “Outside Date” shall be June 30, 2009, or (ii) by the Acquiror, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment on or prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of such condition to be satisfied on or prior to the Outside Date and such action or failure to act constitutes either (A) an intentional, willful or knowing breach of any of such party’s representations or warranties contained in this Agreement or any Ancillary Agreement or (B) a breach of any covenant contained in this Agreement or any Ancillary Agreement.

          (e) by either the Company or the Acquiror if the First-Step Merger shall not have been consummated by the Outside Date; provided, that, the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or prior to the Outside Date and such action or failure to act constitutes a breach of any covenant contained in this Agreement or any Ancillary Agreement;
          (f) by the Acquiror if (i) at any time prior to obtaining the Company Shareholder Approval (A) the Company Board effects a Board Recommendation Change, (B) the Company fails to include the Company Board Recommendation in the Joint Proxy Statement, (C) the Company fails publicly to reaffirm its recommendation of the Merger within five (5) days after a request at any time to do so by the Acquiror, or within five (5) days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company Shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal), (ii) the Company or the Company Board (or any committee thereof) shall (A) approve, adopt, endorse or recommend any Acquisition Proposal or (B) approve, adopt, endorse or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, or (iii) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose any of the foregoing;
          (g) by the Company if (i) at any time prior to obtaining the Acquiror Shareholder Approval (A) the Acquiror Board effects a Board Recommendation Change, (B) the Acquiror fails to include the Acquiror Board Recommendation in the Joint Proxy Statement, (C) the Acquiror fails publicly to reaffirm its recommendation of the Merger within five (5) days after a request at any time to do so by the Company, or within five (5) days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Acquiror Shareholders, (ii) the Acquiror or the Acquiror Board (or any committee thereof) shall (A) approve, adopt, endorse or recommend any Acquisition Proposal or (B) approve, adopt, endorse or recommend, or enter into or allow the Acquiror or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal or (iii) the Acquiror or the Acquiror Board (or any committee thereof) shall authorize or publicly propose any of the foregoing; or
          (h) by the Acquiror if, at any time prior to obtaining the Acquiror Shareholder Approval, the Acquiror Board has determined to enter into a definitive agreement with respect to an Acquiror Superior Proposal.
The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

     Section 8.2 Effect of Termination.
          (a) Other than as set forth in this Section 8.2 or Section 8.3, in the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party, except for the provisions of Section 3.25 and Section 4.14 relating to broker’s fees and finder’s fees, Section 5.11 relating to confidentiality, Section 5.12 relating to public announcements, Section 8.3, Article IX and this Section 8.2, each of which shall each remain in full force and effect.
          (b) (i) If this Agreement is terminated by the Acquiror pursuant to Section 8.1(f) or, pursuant to Section 8.1(c), as a result of an intentional, willful or knowing breach by the Company of any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement, then upon such termination, the Company shall be obligated to pay to Acquiror (by wire transfer of immediately available funds), no later than five (5) Business Days after such termination, a termination fee of one million, five hundred thousand U.S. dollars $1,500,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of Acquiror’s employee time) incurred by the Acquiror in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (ii) if this Agreement is terminated by the Acquiror pursuant to Section 8.1(c), other than as a result of an intentional, willful or knowing breach as described in Section 8.2(b)(i) hereof by the Company, the Company shall be obligated to pay to the Acquiror (by wire transfer of immediately available funds), no later than five (5) Business Days after such termination, a termination fee of six hundred thousand U.S. dollars $600,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of Acquiror’s employee time) incurred by the Acquiror in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
          (c) (i) If this Agreement is terminated by the Company pursuant to Section 8.1(g) or, pursuant to Section 8.1(b), as a result of an intentional, willful or knowing breach by the Acquiror of any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement, or by the Acquiror pursuant to Section 8.1(h), then upon such termination, the Acquiror shall be obligated to pay to Company (by wire transfer of immediately available funds), no later than five (5) Business Days after such termination, a termination fee of one million, five hundred thousand U.S. dollars $1,500,000, plus an amount equal to all out-of-pocket Company Transaction Expenses (excluding the cost of the Company’s employee time) incurred by the Company in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (ii) if this Agreement is terminated by the Company pursuant to Section 8.1(b), other than as a result of an intentional, willful or knowing breach as described in Section 8.2(c)(i) hereof by the Acquiror, the Acquiror shall be obligated to pay to the Company (by wire transfer of immediately available funds), no later than five (5) Business Days after such termination, a termination fee of six hundred thousand U.S. dollars $600,000, plus an amount equal to all out-of-pocket Company Transaction Expenses (excluding the cost of the Company’s employee time) incurred by the Company in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
     Section 8.3 Remedies. Notwithstanding anything to the contrary set forth in this Agreement, any Ancillary Agreement or any other Contract made as of the date hereof or subsequent hereto, including, without limitation, Sections 8.2(a), (b) and (c) hereof, nothing shall relieve a party from liability for any breach of any representation, warranty or covenant set forth in this Agreement, any Ancillary Agreements or any other Contract, and the rights and remedies set forth in Sections 8.2(a), (b) and (c) hereof are in addition to, and shall not be in limitation of, any other right or remedy, whether at law or in equity, including under Section 9.12, that a party made have, including, without limitation, the right to an injunction or injunctions to prevent breaches of this Agreement, any Ancillary Agreements or any other Contract and to enforce specifically the terms and provisions of this Agreement, any Ancillary Agreements or any other Contract to prevent breaches of or to enforce compliance with the covenants set forth in this Agreement, any Ancillary Agreements or any other Contract, including the obligation to consummate the transactions contemplated by this Agreement, any Ancillary Agreements or any other Contract; provided that, other than in the case of an intentional, willful or knowing breach of any covenant contained in this Agreement or any Ancillary Agreement, a party shall not have a right to bring an action for monetary damages except for the amounts set forth in Section 8.2(b) and (c).
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
     Section 9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Closing Date (notwithstanding any shareholder approval); provided, however, that after approval of the transactions contemplated hereby by the Company Shareholders or the Acquiror Shareholders, no amendment shall be made which pursuant to applicable Law requires further approval by such shareholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, however, that the consents and notices required pursuant to Sections 5.1 or 5.2 hereof may be in the form of email communication(s).
     Section 9.3 Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
     Section 9.4 Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto, (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein, or (c) subject to applicable Law, waive any of the conditions to such party’s obligations. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
     Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a recognized next-day courier that guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the third Business Day following the date of dispatch if delivered utilizing an expedited service by a recognized international courier) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
          (i) if to the Acquiror, First-Step Merger Sub, Second-Step Merger Sub, Interim Surviving Corporation or Final Surviving Entity, to:
SCM Microsystems, Inc.
Oskar-Messter-Straße 13,
85737, Ismaning Germany
Attention: Felix Marx
Facsimile: +49.89.9595.5170
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, California 94105
Attention: Michael L. Reed
Facsimile: 415.374.8459

          (ii) if to the Company to:
Hirsch Electronics Corporation
1900-B Carnegie Ave.
Santa Ana, CA 92705
Attention: Larry Midland
Facsimile: 949.250.7372
with a copy (which shall not constitute notice) to:
Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP
2603 Main Street, Suite 1300
Irvine, CA 92614
Attention: Alan H. Wiener, Esq.
Facsimile: 949.851.1554
     Section 9.6 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries.
     Section 9.7 Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or any of their respective Subsidiaries, Affiliates or Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
     Section 9.8 No Third-Party Beneficiaries. Except as provided in Section 5.14 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The parties hereto further agree that the rights of third party beneficiaries under Section 5.14 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     Section 9.9 Governing Law. Except to the extent that the Laws of the State of California and Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, without regard to the conflicts of Laws provisions thereof that would apply the Laws of any other state.
     Section 9.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action (legal or otherwise) arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any California State or federal court sitting in the City and County of San Francisco or the County of Orange (or, if such court lacks subject matter jurisdiction, in any appropriate California State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in California, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in California as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in California as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 9.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror, First-Step Merger Sub or Second-Step Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that the Acquiror, First-Step Merger Sub or Second-Step Merger Sub may assign this Agreement to any Affiliate of the Acquiror without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this

Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 9.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California State or federal court sitting in the City and County of San Francisco or the County of Orange (or, if such court lacks subject matter jurisdiction, in any appropriate California State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. For the avoidance of doubt, this remedy shall be in addition to, and not in lieu of, the remedies set forth in Article VIII.
     Section 9.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
     Section 9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 9.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     Section 9.17 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     Section 9.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     Section 9.19 No Presumption Against Drafting Party. Each of the Acquiror, First-Step Merger Sub, Second-Step Merger Sub and the Company acknowledges that each party to this

Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCM MICROSYSTEMS, INC.
By:	/s/ Felix Marx
Felix Marx
Chief Executive Officer

DEER ACQUISITION, INC.
By:	/s/ Felix Marx
Felix Marx
President

HART ACQUISITION LLC
By:	/s/ Felix Marx
Felix Marx
President

[Signature Page to Merger Agreement]

HIRSCH ELECTRONICS CORPORATION
By:	/s/ Lawrence W. Midland
Lawrence W. Midland
President

[Signature Page to Merger Agreement]